SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                             GERMAN AMERICAN BANCORP
             (Exact name of registrant as specified in its charter)



     INDIANA                        6022                      35-1547518
(State or other        (Primary Standard Industrial        (I.R.S. Employer
 jurisdiction of       Classification Code Number)        Identification No.)
 incorporation or
 organization)


          711 Main Street, Box 810 Jasper, Indiana 47546 (812)482-1314 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

AGENT:                              COPY TO:                           COPY TO:
Mark A. Schroeder, President        Mark B. Barnes                     David A. Butcher
German American Bancorp             Ice Miller Donadio & Ryan          Bose McKinney & Evans, LLP
711 Main Street, Box 810            One American Square                135 N. Pennsylvania St.
Jasper, Indiana 47546-3042          P.O. Box 82001                     Indianapolis, Indiana 46204
(812) 482-1314 (phone)              Indianapolis, Indiana 46282-0002   (317) 684-5000 (phone)
(812) 482-0745 (fax)                (317) 236-2456 (phone)             (317) 684-5173 (fax)
                                    (317) 592-4868 (fax)

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

APPROXIMATE  DATE OF  COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                      CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------
  Title of each class                            Proposed maximum       Proposed maximum       Amount of
    of securities to          Amount to be        offering price       aggregate offering    registration
    be registered(1)           registered           per share               price(2)             fee(2)
---------------------------------------------------------------------------------------------------------

 Common Shares, no par          947,779                (3)                 $6,328,000            $1,671
 value, $1 stated value

(1) This Registration Statement relates to the Common Shares of German American Bancorp to be issued in exchange for the outstanding shares of Holland Bancorp, Inc., common stock pursuant to the merger described in the proxy statement/prospectus included herein, including the Preferred Share Purchase Rights that are attached to and trade with the Common Shares. Any value attributable to the Preferred Share Purchase Rights is reflected in the value of the Common Shares.

(2) Since there is no market for the outstanding stock of Holland Bancorp, Inc., the registration fee is based on the book value of those shares as of March 31, 2000, pursuant to Rule 457(f) under the Securities Act of 1933, as amended, as follows: .000264 multiplied by the proposed maximum aggregate offering price.

(3)  Omitted pursuant to Rule 457(o).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                       [HOLLAND BANCORP, INC., LETTERHEAD]

         We have agreed that German American Bancorp will acquire our company and its subsidiary, The Holland National Bank, through the merger of our company into German American Bancorp followed by the merger of Holland National into German American Bank. We believe that the mergers are in the best interests of our company as a whole, including your interests, and that the mergers will result in a combined company with expanded opportunities for profitable growth and enhancement of shareholder value.

         If the merger is approved by our shareholders and all other closing conditions are satisfied, you will receive 3.5 shares of German American Bancorp common stock (subject to adjustment) for each of our shares of common stock that you own on the date the merger is completed. German American's common stock is traded on the Nasdaq National Market System under the symbol "GABC."

         Our financial advisor, Olive Corporate Finance, LLC, has issued its opinion to our Board of Directors that the consideration to be paid in the proposed merger is fair, from a financial point of view, to our shareholders. Our Board of Directors unanimously approved the merger agreement and recommends that the shareholders adopt it. For a discussion of the reasons for this recommendation and of certain interests of the members of our Board of Directors in the mergers, see "Proposed Mergers - Reasons for the Mergers," and "-- Interests of Certain Persons in the Mergers" in the accompanying proxy statement/prospectus. We cannot complete the merger unless the holders of at least a majority of our outstanding shares adopt the merger agreement. The special meeting of our shareholders to vote on the merger agreement will be held on:

                      [day of week] , [month and day], 2000
                                .m. (local time)
                              [address of meeting]
                              [city], Indiana 47___

         Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and returning the enclosed proxy card in the pre-addressed envelope provided. The enclosed proxy statement/prospectus provides you with detailed information about the meeting and the mergers. We encourage you to read this entire document carefully.

                                  Sincerely,


                                  Jerome W. Blesch
                                  Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS -----------------, 2000 AND IT IS BEING MAILED TO SHAREHOLDERS OF HOLLAND BANCORP, INC., ON OR ABOUT THE SAME DATE.

                              HOLLAND BANCORP, INC.
                          405 N. Meridian Street, Box 8
                             Holland, Indiana 47541

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON ----------, 2000

         To Our Shareholders:

         We will hold a special meeting of shareholders of Holland Bancorp, Inc. on:

                      [day of week] , [month and day], 2000
                                .m. (local time)
                              [address of meeting]
                              [city], Indiana 47___

         The purposes of the special meeting are:

          1. To consider and vote upon a merger agreement entitled the Plan and Agreement of Reorganization, dated as of June 27, 2000, by and among German American Bancorp, Holland Bancorp, Inc., The German American Bank and The Holland National Bank, pursuant to which Holland Bancorp, Inc., will merge with German American Bancorp and The Holland National Bank will immediately thereafter merge with and into The German American Bank. Under the terms of the merger agreement, each outstanding share of Holland Bancorp, Inc., common stock will be converted into 3.5 shares of German American Bancorp common stock, subject to adjustment, as described in the accompanying proxy statement/prospectus; and

          2. To transact any other business that may properly be presented at the special meeting or any adjournment or postponement of the special meeting.

         We have fixed the close of business on --------------, 2000 as the record date for determining those shareholders who are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of it. Adoption of the merger agreement requires the affirmative vote of at least the majority of the outstanding shares of our common stock.

         The merger agreement, which describes the terms of the mergers, is attached as Appendix A to the accompanying proxy statement/prospectus. Shareholders of record of our stock have the right to exercise appraisal rights in connection with the mergers in accordance with the provisions of Section 262 of the Delaware General Corporation Law, the provisions of which are reproduced on Appendix B to the accompanying proxy statement/prospectus.

         Please do not send your stock certificates at this time. If the mergers are completed, we will send you instructions regarding the surrender of your stock certificates.

                                  BY ORDER OF THE BOARD OF DIRECTORS


                                  Ray L. Lindsey
                                  Secretary/Treasurer

                                                     , 2000


WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED
ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                TABLE OF CONTENTS


Questions and Answers About the Mergers .......................................1

Summary of Information in This Document .......................................4

Summary of Selected Financial Data German American Bancorp ...................14

Summary of Selected Financial Data Holland Bancorp, Inc. .....................16

Special Meeting ..............................................................17

Proposed Mergers..............................................................20

Federal Income Tax Consequences ..............................................37

Holland Bancorp Common Stock Trading and Dividend Data........................40

Description of German American ...............................................41

Description of Holland Bancorp ...............................................54

Legal Matters ............................................................... 54

Experts ......................................................................54

Other Matters ................................................................54

Forward - Looking Statements .................................................55

Where You Can Find More Information ..........................................55

List of Appendices ...........................................................59

                            ANSWERS ABOUT THE MERGERS

Q:   WHAT DO I NEED TO DO NOW?

A: After you carefully read this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed envelope as soon as possible. The instructions on the accompanying proxy card will give you more information on how to vote by mail. This will enable your shares to be represented at the Holland Bancorp special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the directions your broker provides. If you fail to instruct your broker to vote your shares, your shares will not be voted. If you do not vote or if you abstain from voting, the effect will be a vote against the merger agreement.

Q:   CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY WITH VOTING INSTRUCTIONS?

A: Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card by mail or submit your proxy with new voting instructions. Your shares will be voted in accordance with the latest proxy actually received by us prior to the shareholders' meeting. Any earlier proxies will be revoked. Third, you may attend our special meeting and vote in person. Any earlier proxies will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions you will receive from your broker to change or revoke your proxy.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. Holland Bancorp shareholders will exchange their Holland Bancorp common stock certificates for German American Bancorp common stock certificates after the merger is completed. German American will send you instructions for exchanging your Holland Bancorp common stock certificates promptly after the merger is completed.

Q:   WHAT IS THE "EXCHANGE RATIO?"

A: The exchange ratio is the number of shares of German American common stock into which each share of Holland Bancorp common stock will be converted when the merger is completed. You will receive 3.5 shares of German
     American Bancorp common stock, subject to adjustment, for each share of Holland Bancorp common stock you own on the date the company merger is completed.

Q:   WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A: For U.S. federal income tax purposes, the conversion of your Holland Bancorp common stock into German American common stock will not cause you to recognize any gain or loss. You will, however, recognize income, gain or loss in connection with any cash received for fractional shares of German American Bancorp common stock or any cash you received as a result of your exercise of appraisal rights. Your tax basis for the German American Bancorp common stock received in the company merger, including the fractional shares you are deemed to have received and then are redeemed for cash, will be the same as the tax basis for your Holland Bancorp common stock and your holding period for the German American common stock received in the company merger, including the fractional shares you are deemed to have received and then are redeemed for cash, generally will include the holding period of your Holland Bancorp common stock exchanged in the merger. For a more complete description of federal income tax considerations, see page .

     This tax treatment may not apply to certain Holland Bancorp shareholders, including shareholders who are non-U.S. persons or dealers in securities. Determining the actual tax consequences of the company merger to you may be complex. The tax consequences will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the company merger's tax consequences.

Q:   WHAT OTHER MATTERS WILL BE VOTED ON AT THE MEETING?

A: We do not expect that any matter other than the merger agreement will be voted on at the meeting.

Q:   WILL MY SHAREHOLDER RIGHTS CHANGE AS A RESULT OF THE MERGER?

A: Yes. As a Holland Bancorp shareholder, your rights are governed by Delaware law, the state in which Holland Bancorp is incorporated, and by Holland Bancorp's Certificate of Incorporation and By-Laws. After the merger, you will become a German American shareholder, and your rights will be governed by Indiana law, the state in which German American is incorporated, and by German American's Articles of Incorporation and By-Laws. For a summary of some of the differences between the rights of Holland Bancorp shareholders and the rights of German American shareholders, see page --.

Q:   WHOM SHOULD I CALL WITH QUESTIONS?

A:   You should call Gene Thewes, our President and Chief Executive Officer,  at
     (812) 536-3131.

                                     SUMMARY

         This summary highlights some of the information contained in this document. Because this is a summary, it does not contain all the information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you.

THE PARTIES TO THE HOLDING COMPANY MERGER

         GERMAN AMERICAN BANCORP
         711 Main Street
         P.O . Box 810
         Jasper, Indiana 47546
         (812) 482-1314

         German American Bancorp is a bank holding company, incorporated under Indiana law and headquartered in Jasper, Indiana. Through its 5 full-service banking subsidiaries, including The German American Bank, German American operates from 25 banking offices located in eight contiguous counties in southwest Indiana. As of March 31, 2000, on a consolidated basis, German American had assets of approximately $1 billion, deposits of approximately $700 million, and shareholders' equity of approximately $88 million. German American's common stock is traded on the Nasdaq National Market under the symbol "GABC."

         HOLLAND BANCORP, INC.
         405 North Meridian Street
         Box 8
         Holland, Indiana 47541
         (812) 536-3131

         Holland Bancorp, Inc. is a bank holding company, incorporated under Delaware law and headquartered in Holland, Indiana. Holland Bancorp owns and operates one subsidiary bank, The Holland National Bank, with four offices in southern Dubois County, Indiana. As of March 31, 2000, Holland Bancorp, Inc., on a consolidated basis, had assets of approximately $61 million, deposits of approximately $49 million and shareholders' equity of approximately $6 million. Holland Bancorp's common stock is not traded on any established securities market.

THE PARTIES TO THE MERGER AGREEMENT

         The parties to the merger agreement include, in addition to German American Bancorp and Holland Bancorp, Inc.:

     o The German American Bank, an Indiana banking corporation, which is one of the wholly-owned subsidiaries of German American Bancorp; and

     o The Holland National Bank, a national banking association, which is the sole wholly-owned subsidiary of Holland Bancorp, Inc.

         For clarity, the parties to the merger agreement will be referred to in the following manner in this proxy statement/prospectus:

         Party:                            Referred to as:

         German American Bancorp           German American
         Holland Bancorp, Inc.             Holland Bancorp
         The German American Bank          GAB
         The Holland National Bank         Holland Bank

THE MERGERS

         Description of the mergers. We propose mergers in which Holland Bancorp will merge into German American, and Holland Bank will then immediately merge into GAB. GAB will survive the bank merger and German American will survive the holding company merger. German American will issue shares of its common stock to our shareholders in exchange for their shares of Holland Bancorp common stock.

         Recommendation of the Board of Directors of Holland Bancorp. Our Board of Directors believes that the mergers are in the best interests of our company and its shareholders, and unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement. See "Proposed Mergers -- Recommendation of the Board of Directors" on page . For a discussion of certain interests of the members of the Board of Directors in the mergers, see "Proposed Mergers - Interests of Certain Persons in the Mergers."

         Our shareholders will receive German American common stock in the mergers. If the mergers are completed, you will receive 3.5 shares of German American common stock (subject to adjustment) for each share of our common stock that you own on the date the mergers are completed, unless you elect to exercise your appraisal rights.

         You will have to surrender your common stock certificates to receive new stock certificates representing German American common stock. You will receive written instructions on how to surrender your shares after we complete the merger. If you hold your shares of our common stock in "street name" through a bank or broker, your bank or broker is responsible for ensuring that the certificate or certificates representing your shares are properly surrendered and that the appropriate number of German American shares are credited to your account. See "Proposed Mergers -- Conversion of Holland Bancorp Common Stock" on page , and "Proposed Mergers -- Exchange of Certificates; Fractional Shares" on page .

         Payments of dividends on shares of Holland Bancorp common stock. After the mergers become effective, your stock certificates for our shares of common stock will represent shares of German American common stock. You will not receive payments of dividends declared on shares of German American common stock, however, until you surrender your Holland Bancorp common stock certificates to receive new stock certificates representing German American common stock.

         German American will not issue fractional shares. German American will not issue any fractional shares of its common stock as a result of the exchange ratio. Instead, you will receive the value of any fractional share in cash, based upon the average of the lowest closing asked prices and highest closing bid prices per share of German American's common stock during the ten trading days ending on the second business day preceding the closing of the merger.

         Merger generally tax-free for our shareholders. We expect that your exchange of shares of our common stock for shares of German American common stock generally will not cause you to recognize any gain or loss for U.S. federal income tax purposes. You will, however, have to recognize a taxable gain or loss for any cash received instead of fractional shares or if you receive cash upon exercise of your statutory dissenters' rights. The expected material federal income tax consequences are set out in greater detail on page .

         German American and Holland Bancorp will not be obligated to complete the merger unless they each receive a legal opinion, dated as of the closing date, from German American's legal counsel that the merger between the holding companies will be treated as a transaction of a type that is generally tax-free for U.S. federal income tax purposes. In that case, the U.S. federal income tax treatment of the merger will be as described above. However, this legal opinion will not bind the Internal Revenue Service, which could take a different view.

         Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult with your personal tax advisor for a full understanding of the tax consequences of the merger to you.

         Appraisal rights. If you are a record holder of shares of our stock on our stock registry books, then you are entitled to exercise appraisal rights with respect to the merger under Delaware law if certain conditions are met. See "Special Meeting - Appraisal Rights."

         Our reasons for the mergers. Holland Bancorp and German American are proposing to affiliate because they believe that by combining the companies they can create a stronger and more diversified company that will provide significant benefits to their customers. Our Board of Directors believes that by bringing our customers and banking products together, the companies can do a better job of growing their combined revenue than if they did not merge. Our Board of Directors also believes that, in the rapidly changing environment of the banking industry, our ability to achieve our long-term goal of enhancing shareholder value will be improved by merging with German American. You can find a more detailed discussion of the background to the merger agreement and Holland Bancorp's and German American's reasons for the mergers under "Proposed Mergers -- Reasons for the Mergers" on page .

         Our financial advisor believes the merger consideration is fair, from a financial point of view, to our shareholders. Among other factors considered in deciding to approve the mergers, our Board of Directors received the oral opinion of our financial advisor, Olive Corporate Finance, LLC, that, as of the date of the Board of Directors meeting at which the merger was approved, the consideration payable to the holders of our common stock was fair from a financial point of view. This oral opinion was subsequently confirmed in writing by a written opinion dated , 2000, which is attached to this document as
Appendix C. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Olive Corporate Finance, LLC. See "Proposed Mergers -- Fairness Opinion of Holland Bancorp's Financial Advisor" on page .

         Accounting Treatment. We expect the mergers to qualify under accounting rules as a "pooling of interests." This means that, for accounting and financial reporting purposes, German American will treat our company and our bank subsidiary as if they had always been part of German American . See "Proposed Mergers -- Accounting Treatment for the Mergers" on page .

         Conditions to completion of the mergers. The completion of the mergers depend on a number of conditions being met. Some of the conditions are:

         - The merger agreement has been adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock;

         - German American and Holland Bancorp have each received an opinion of German American's counsel dated as of the effective time of the merger, to the effect that, in counsel's opinion, the mergers will be treated as tax-free for U.S. federal income tax purposes to each party to the merger agreement and to the shareholders of Holland, except for cash paid in lieu of fractional shares and in satisfaction of appraisal rights;

         - German American has received a letter, dated as of the closing date, from its independent public accountants to the effect that, in their opinion, the merger qualifies for "pooling of interests" accounting treatment; and

         - Regulatory approval required under federal banking laws is received and the waiting periods have expired.

See "Proposed Mergers -- Conditions to Completion of the Mergers" on page   .

         Regulatory approvals of the mergers. As noted above, one of the conditions to completion of the mergers is the receipt of the regulatory approvals required under the federal banking laws. The bank merger requires the prior approval of the Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions. Applications for the approvals have been filed with these agencies. We cannot assure you as to when or whether the approvals will be received. See "Proposed Mergers -- Regulatory Approvals Required for the Mergers" on page .

         We may decide not to complete the mergers. German American and Holland Bancorp can agree at any time not to complete the mergers, even if the shareholders of Holland Bancorp have adopted the merger agreement. Also, either German American or Holland Bancorp may, under certain conditions and without the consent of any other party to the merger agreement, terminate the merger agreement if, among other reasons:

         - The other party or its subsidiary breaches any representation or warranty contained in the merger agreement and the breach is not cured within 30 days.

         - The other party or its subsidiary materially breaches any covenant contained in the merger agreement and the breach is not cured within 30 days.

         -  Certain   claims,   proceedings   or  litigation  are  commenced  or
threatened.

         - German American experiences a material adverse change in financial condition or results of operations after March 31, 2000, in which case Holland Bancorp may terminate.

         - Holland Bancorp experiences a material adverse change in financial condition or results of operations after December 31, 1999, in which case German American may terminate.

         - The mergers are not completed by December 31, 2000.

         Termination fee. Holland Bancorp and Holland Bank have agreed to pay German American a termination fee in the amount of $300,000 (and to reimburse German American for up to $100,000 of its costs and expenses related to the merger) if Holland should accept another business combination proposal within 12 months of a termination under the merger agreement after the failure of Holland Bancorp to have obtained majority approval of Holland Bancorp's shareholders of the merger. See "Proposed Mergers -- Termination Fee" on page .

         Effective time of the mergers. German American and Holland Bancorp anticipate that the mergers will be completed in early October, 2000. See "Proposed Mergers -- Effective Time" on page .

         Comparative shareholder rights. As a Holland Bancorp shareholder, your rights are governed by Delaware law, the state in which Holland Bancorp is incorporated, and by Holland Bancorp's Certificate of Incorporation and By-Laws. After the mergers, you will become a German American shareholder, and your rights will be governed by Indiana law, the state in which German American is incorporated, and by German American's Articles of Incorporation and By-Laws. See "Comparison of Common Stock" on page .

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

         Certain individuals associated with our company may be deemed to have certain interests in the mergers in addition to their interests generally as our shareholders.

         Interests of Members of our Board of Directors. Except for Mr. Blesch, who will become a Director of GAB as a result of the bank merger, none of our directors will become members of the Board of Directors of German American or of GAB. The other members of our Board of Directors, however, will continue to meet periodically to advise GAB concerning matters relating to its banking operations at the former branches of Holland Bank for two years following the merger. For these services, they will receive compensation equivalent to that currently received by them from Holland Bank for their services as directors, including continued accrual of benefits under our director deferred compensation plan.

         Interests of Certain Executive Officers. Three executive officers of Holland Bank are parties to employment agreements with Holland Bank that were signed in 1998 prior to the commencement of negotiations with German American concerning the mergers. With German American's approval, Holland Bank has entered into amended employment agreements with each of these three officers, specifying the terms under which their employment will be continued by GAB following the merger through December 31, 2002. These amended agreements do not materially increase the benefits payable to these executives from the benefits to which each of them is already entitled under his or her agreement with Holland Bank. In addition, German American has agreed that we may make loans on commercially reasonable terms to employees of Holland Bank who hold options to acquire our common stock, in order to permit these employees to exercise these options prior to the merger and thereby receive German American common stock with respect to those option shares.

         Interests of Directors and Officers. Following the merger, German American will purchase directors' and officers' insurance for all our present and former directors and officers, and will indemnify them, against the risk that claims might be made against them for events occurring prior to the closing of the mergers, including actions related to the merger agreement and the mergers.

         For a more detailed discussion of these and other interests of certain persons in the mergers, see "Proposed Mergers -- Interests of Certain Persons in the Mergers."

SPECIAL MEETING

         Date, time and place of special meeting. Our special shareholders' meeting will be held on , , 2000, at .m., local time, at the , ,_________, Indiana 47___. Purposes of special meeting. At the special meeting, you will be asked:

         - to adopt the merger agreement; and

         - to act upon any other items that may be submitted to a vote at the special meeting.

         As of the date of this document, our Board of Directors does not know of any other matters that will be presented at the special meeting. See "Notice of Special Meeting of Shareholders" and the discussions under the captions "Special Meeting" and "Proposed Mergers" on pages and , respectively.

         Required shareholder vote. In order to adopt the merger agreement, the holders of at least a majority of the issued and outstanding shares of Holland Bancorp common stock must vote in favor of the merger agreement. The bank merger has already been approved by Holland Bancorp as the sole shareholder of Holland Bank.

         Proxies. You can revoke your proxy at any time before it is exercised by delivering a later dated proxy to the person to whom you returned your prior proxy (i.e., Holland Bancorp, if you are the "record holder" of your shares, or your bank or broker, if your shares are held in "street name"), by written notice delivered to the person to whom you returned your prior proxy, or by attending the special meeting and voting in person. Note, however, that if your shares are held in "street name" with a bank, broker or other nominee, you will need to obtain an authorizing proxy from the record holder of your shares indicating that you were the beneficial owner of those shares as of , 2000, the record date for voting at the special meeting. Contact your bank or broker as soon as possible if your shares are held in "street name" and you wish to vote in person at the special meeting rather than by proxy. You are encouraged to vote by proxy prior to the special meeting even if you plan to attend the special meeting. See "Special Meeting -- Proxies" on page .

         Shares outstanding and entitled to vote. As of , 2000, there were [268,544] shares of Holland Bancorp common stock outstanding. You can vote at the special meeting of Holland Bancorp if you owned Holland Bancorp common stock at the close of business on that date. You can cast one vote for each share of Holland Bancorp common stock you owned on that date.

         As of the record date, directors and executive officers of Holland Bancorp owned or controlled approximately [70,048] shares of Holland Bancorp common stock, entitling them to exercise [26.08%] of the voting power of the Holland Bancorp common stock entitled to vote at the special meeting. The [70,048] shares do not include [2,250] shares of Holland Bancorp common stock underlying unexercised stock options held by officers of Holland Bancorp as of the record date; these option shares may not be voted at the special meeting even if the options are exercised prior to the special meeting. On the basis of the unanimous approval of the merger agreement by the Board of Directors of Holland Bancorp, we currently expect that each director and executive officer of Holland Bancorp will vote the shares of Holland Bancorp common stock owned by him or her for adoption of the merger agreement.

         As of the record date, directors and executive officers of German American owned approximately shares of Holland Bancorp common stock, entitling them to exercise % of the voting power of the Holland Bancorp common stock entitled to vote at the special meeting.

         See "Special Meeting -- Record Date and Voting Rights" on page .

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

         German American common stock trades on the Nasdaq National Market System under the symbol "GABC". Holland Bancorp common stock is not traded on any established market and there are therefore no public reports regarding the price or other terms of those infrequent purchase and sale transactions that occur with respect to Holland Bancorp common stock from time to time.

         Some examples of recent daily closing prices for German American common stock (as reported by Nasdaq), on March 23, 2000 (the day before the first public announcement of our plans to merge) and _________, 2000 (the most recent practicable date prior to our printing of this proxy statement/prospectus), and some examples of the per share prices paid for Holland Bancorp common stock in the transactions that last occurred on or before each of those dates (as reported by the parties to those transactions to Holland Bancorp management), are as follows:


                                  GERMAN AMERICAN       HOLLAND
                                      BANCORP           BANCORP

         March 23, 2000               $16.00            $25.90*
         _________, 2000              $_____            $_____

          *Represents the weighted average price in two transactions involving 250 shares of Holland Bancorp common stock that occurred in 1998, which were the most recent transactions known to management prior to March 24, 2000.

         Based on the exchange ratio of 3.5 shares of German American common stock for each share of Holland Bancorp common stock in the merger and the most recent closing prices of German American common stock as of the dates indicated in the above table, the market value of the consideration that Holland Bancorp shareholders will receive in the merger for each share of Holland Bancorp common stock as of those dates would have been:

         March 23, 2000           $56.00
         _________, 2000          $_____

         Of course, the market price of German American common stock will fluctuate prior to the completion of the mergers, and will continue to fluctuate after the mergers. You should obtain current stock price quotations for German American common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker. Private transactions in Holland Bancorp common stock may also occur in the future prior to the closing of the merger at varying prices. There are, however, no publicly available reports of transactions in Holland Bancorp common stock.

COMPARATIVE PER SHARE DATA

         The table below shows historical information about German American's and Holland Bancorp's earnings per share, cash dividends per share and book value per share.

         The information listed as equivalent share basis was obtained by multiplying German American's historical amounts by the exchange ratio of 3.5. We are presenting this equivalent share basis information to reflect the total historical amounts associated with the number of shares of German American common stock that Holland Bancorp shareholders will receive in the merger for each share of Holland Bancorp common stock exchanged.

         The equivalent share information is based solely on German American's actual historical data reflecting its financial condition and results of operations. We have not attempted to simulate what German American's financial condition and results of operations might have been had our company and its bank subsidiary been part of German American throughout the periods presented or what German American's financial condition and results of operations (with or without combining with us) might be in the future.

         The information related to German American in the following table is based on the historical financial information that German American has presented in its prior SEC filings. German American is incorporating this historical financial information into this document by reference. See "Where You Can Find More Information" on page . The information related to Holland in the following table is based on the historical financial information that Holland has presented in its annual reports to its shareholders for the years ended December 31, 1997, 1998, and 1999, and on Holland's internal unaudited financial statements for the three months ended March 31, 2000.


                                  GERMAN AMERICAN        HOLLAND BANCORP
                                  ---------------        ---------------
                                                                  EQUIVALENT
                                     HISTORICAL      HISTORICAL  SHARE BASIS(3)
                                  ---------------    -----------------------

Earnings per share(1)
 Three months ended
  March 31, 2000 ..................    $0.23            $ 0.49       $0.81
 Twelve months ended:
  December 31, 1999 ...............     0.96              1.98        3.36
  December 31, 1998 ...............     0.93              2.43        3.26
  December 31, 1997 ...............     0.79              2.02        2.77

Dividends declared per share(2)
 Three months ended
  March 31, 2000 ..................    $0.13            $  --       $ 0.46
 Twelve months ended:
  December 31, 1999 ...............     0.49              0.80        1.72
  December 31, 1998 ...............     0.43              0.77        1.51
  December 31, 1997 ...............     0.35              0.67        1.23

Book value per share
  At March 31, 2000 ...............    $9.75            $23.59      $34.13
  At December 31, 1999 ............     9.69             23.20       33.92

------------------

(1)  German American's and Holland Bancorp's basic earnings per share.

(2)  German   American's   cash  dividends  per  share  are  presented   without
     restatement for poolings. Management believes that acquisitions will have no significant effect on German American dividend policy.

(3) German American's historical amounts multiplied by the exchange ratio of 3.5.

          SUMMARY OF SELECTED FINANCIAL DATA -- GERMAN AMERICAN BANCORP
                  (Dollars in thousands except per share data)

The following selected data has been taken from German American's consolidated financial statements that are included in German American's prior SEC filings. German American is incorporating these SEC filings into this document. See "Where You Can Find More Information" on page ___. The following selected data should be read in conjunction with the consolidated financial statements and related notes.


                               Quarter Ended March 31                               Year Ended December 31
                             --------------------------        ---------------------------------------------------------------

                                    2000          1999          1999          1998          1997          1996           1995
                                    ----          ----          ----          ----          ----          ----           ----
Summary of Operations:
Interest and Fees on Loans   $    14,514   $    13,008   $    53,868   $    51,980   $    49,160   $    48,316    $    45,493
Interest on Investments            3,719         3,334        14,061        13,380        14,065        13,572         13,448
                             -----------   -----------   -----------   -----------   -----------   -----------    -----------

Total Interest Income             18,233        16,342        67,929        65,360        63,225        61,888         58,941
                             -----------   -----------   -----------   -----------   -----------   -----------    -----------

Interest on Deposits               7,332         6,836        27,860        28,450        27,804        28,037         26,626
Interest on Borrowings             2,863         1,631         7,899         6,155         5,930         5,965          5,240
                             -----------   -----------   -----------   -----------   -----------   -----------    -----------

Total Interest Expense            10,195         8,467        35,759        34,605        33,734        34,002         31,866
                             -----------   -----------   -----------   -----------   -----------   -----------    -----------

Net Interest Income                8,038         7,875        32,170        30,755        29,491        27,886         27,075
Provision for Loan Losses            315           369         1,718         1,338           773           428           197
                             -----------   -----------   -----------   -----------   -----------   -----------    -----------
Net Interest Income after
Provision for Loan Losses          7,723         7,506        30,452        29,417        28,718        27,458         26,878
Noninterest Income                 1,552         1,489         6,251         4,996         5,698        12,869(1)       7,418
Noninterest Expense                6,550         5,879        24,832        22,318        24,278(1)     22,714         22,205
                             -----------   -----------   -----------   -----------   -----------   -----------    -----------

Income Before Income Taxes         2,725         3,116        11,871        12,095        10,138        17,613         12,091
Income Tax Expense                   688           893         3,049         3,525         2,868         6,230          4,101
                             -----------   -----------   -----------   -----------   -----------   -----------    -----------

Net Income                   $     2,037   $     2,223   $     8,822   $     8,570   $     7,270   $    11,383    $     7,990
                             ===========   ===========   ===========   ===========   ===========   ===========    ===========
Period-end Balances:
Total Assets                 $   993,253   $   901,502   $   992,635   $   896,925   $   846,332   $   795,555    $   839,237
Total Loans, Net                 692,930       605,243       685,424       589,765       516,747       500,132        527,431
Total Deposits                   699,615       679,190       698,261       665,113       645,349       624,401        664,134
Total Long-term Debt             145,585       109,255       122,902       124,381       100,296       101,885         80,387
Total Shareholders' Equity        87,994        92,164        87,487        91,276        84,412        79,389         70,717

Per Share Data(2):
Net Income                   $      0.23   $     0.24    $     0.96    $     0.93    $     0.79    $     1.24     $     0.87
Cash Dividends(3)                   0.13         0.12          0.49          0.43          0.35          0.28           0.25

Other Data:
Weighted Average Number of     9,029,109     9,198,534     9,186,474     9,197,274     9,189,349     9,180,938      9,177,367
Shares(2)

(1)  In 1997, a $1.3 million  one-time  special SAIF assessment was incurred.  In 1996, a gain of $7.3 million was realized on the sale of branch offices.

(2)  Share and per share data has been retroactively  adjusted to give effect for stock dividends and splits, and excludes the dilutive effect of stock options.

(3)  Cash dividends represent historical dividends declared per share without retroactive restatement for poolings.

                   SUMMARY OF SELECTED FINANCIAL DATA -- HOLLAND BANCORP, INC.
                          (Dollars in thousands except per share data)

     The following  table presents  consolidated  financial data for Holland  Bancorp,  Inc. The financial data below is based on financial  statements  previously delivered by Holland Bancorp,
Inc. to its  shareholders in its annual reports to shareholders  for the years 1999, 1998, 1997,
1996 and 1995 except for the March 31, 1999 and 2000 data, which is based on internal  unaudited financial statements.


                                Quarter Ended
                                   March 31                  Year Ended December 31
                             -----------------   -----------------------------------------------

                                2000      1999      1999      1998      1997      1996      1995
                                ----      ----      ----      ----      ----      ----      ----

Balance Sheet:
  Cash & Due From Banks      $ 1,620   $ 1,498   $ 2,057   $ 1,392   $ 1,133   $ 1,639   $ 1,311

  Interest Bearing Balances    6,352     5,259     6,953     5,160     5,167     5,067     3,367
  Investment Securities        2,000     3,342     2,633     4,464     5,462     6,301     8,048

  Federal Funds Sold               0       875     2,625     1,125     1,200     1,100     2,275

  Loans, Net                  48,219    43,082    47,084    41,492    33,968    33,880    32,984

  Bank Premises & Equipment    1,254       910     1,252       934       845       861       644
  Other Assets                 1,594     1,392     1,403     1,438     1,379       517       514
                               -----     -----     -----     -----     -----       ---       ---

       Total Assets          $61,039   $56,358   $64,007   $56,005   $49,153   $49,365   $49,143
                             =======   =======   =======   =======   =======   =======   =======


  Deposits                   $49,415   $49,842   $53,168   $49,666   $43,343   $43,959   $43,957

  FHLB Advances                4,000         0     4,000         0         0         0         0
  Other Liabilities            1,296       489       615       462       376       334       466

  Stockholders' Equity         6,328     6,027     6,225     5,877     5,435     5,072     4,720
                               -----     -----     -----     -----     -----     -----     -----
       Total Liabilities     $61,039   $56,358   $64,007   $56,005   $49,153   $49,365   $49,143
         & Equity            =======   =======   =======   =======   =======   =======   =======


 Income Statement:
  Interest Income            $ 1,106   $ 1,005   $ 4,206   $ 3,828   $ 3,685   $ 3,661   $ 3,550
  Interest Expense               544       445     1,990     1,710     1,620     1,666     1,593
                                 ---       ---     -----     -----     -----     -----     -----

  Net Interest Income            562       560     2,216     2,118     2,064     1,995     1,957
  Provision for Loan Losses        0         3        31         6         6         0         0
  Non Interest Income             77        75       367       395       263       194       182
  Non Interest Expense           435       397     1,751     1,570     1,463     1,385     1,312
  FDIC Assessments                 5         3         6         5         5         2        50
                                   -         -         -         -         -         -         -
  Income Before Taxes            199       232       795       932       853       802       778
  Income Taxes                    69        83       263       280       311       294       272
                                  --        --       ---       ---       ---       ---       ---
       Net Income            $   130   $   150   $   532   $   652   $   542   $   508   $   506
                             =======   =======   =======   =======   =======   =======   =======


 Per Share Information:*
  Net Income                 $  0.49   $  0.56   $  1.98   $  2.43   $  2.02   $  1.89   $ 1.87
  Dividends                   (None)    (None)      0.80      0.77      0.67      0.58     1.12
  Book Value at Year           23.59     22.47     23.20     21.91     20.25     18.90    17.59
  End

*    Per Share  Information for 1997 and prior years has been restated to reflect the 200% stock split of July 31, 1998.

                                 SPECIAL MEETING

GENERAL

         This document is first being mailed by Holland Bancorp to the holders of Holland Bancorp common stock on , 2000 and is accompanied by the notice of the Holland Bancorp special meeting and a form of proxy that is solicited by the Board of Directors of Holland Bancorp for use at the special meeting. The special meeting will be held on , , 2000 at .m., local time, at the , , ,__________, Indiana 47___.

MATTERS TO BE CONSIDERED

         The purposes of the special meeting are to consider and vote upon adoption of the merger agreement, and to consider and vote upon any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

PROXIES

         The accompanying form of proxy is for your use if you are unable or do not wish to attend the meeting in person. You may revoke your proxy at any time before it is exercised by delivering to the Secretary of Holland Bancorp a written notice of revocation, a properly executed proxy having a later date, or by attending the special meeting and voting in person. Written notices of revocation should be addressed to Holland Bancorp, Inc., 405 N. Meridian Street, Box 8, Holland, Indiana, 47541, Attn: Ray L. Lindsey, Secretary/Treasurer. To be effective, Holland Bancorp must receive the revocation before the shares are voted. The shares represented by proxies properly signed and returned will be voted at the special meeting as instructed by the shareholders of Holland Bancorp giving the proxies. If you make no specification as to your vote on the proxy, your proxy will be voted in favor of adoption of the merger agreement. Please note that if your shares are held in "street name" with a bank, broker or other nominee, and you wish to revoke your proxy, any later dated proxies or other written notices of revocation should be sent to your bank, broker or other nominee and not to Holland Bancorp.

         The Board of Directors of Holland Bancorp is unaware of any other matters that may be presented for action at the special meeting. However, if other matters do properly come before the special meeting, the shares represented by properly executed proxies will be voted in accordance with the best judgment of the person named in the proxy.

SOLICITATION OF PROXIES

         Holland Bancorp will bear the entire cost of soliciting proxies from shareholders. In addition to the solicitation of proxies by mail, Holland Bancorp will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and secure their voting instructions, if necessary. These banks, brokers and other record holders will be reimbursed by Holland Bancorp for their reasonable expenses incurred. Additionally, proxies may be solicited personally or by telephone by directors, officers and certain employees of Holland Bancorp, who will not be specifically compensated for such soliciting. Holland Bancorp will bear its own expenses in connection with the solicitation of proxies for the special meeting.

RECORD DATE AND VOTING RIGHTS

         Holland Bancorp has fixed , 2000 as the record date for determining those Holland Bancorp shareholders entitled to notice of, and to vote at, the special meeting. Accordingly, only Holland Bancorp shareholders of record at the close of business on , 2000 will be entitled to notice of and to vote at the special meeting. If you are not the record holder of your shares and instead hold your shares in "street name" through a bank, broker or other record holder, that person will vote your shares in accordance with the instructions you provide them on the enclosed proxy card. Each share of Holland Bancorp common stock you own on the record date entitles you to one vote on each matter presented for a vote at the special meeting. At the close of business on the record date, there were approximately [268,544] shares of Holland Bancorp common stock outstanding held by approximately holders of record. The presence, in person or by proxy, of shares of Holland Bancorp common stock representing at least one-third of those shares outstanding and entitled to vote on the record date is necessary to constitute a quorum at the special meeting.

         Shares of Holland Bancorp common stock held by persons attending the special meeting but not voting, and shares of Holland Bancorp common stock for which Holland Bancorp has received proxies but with respect to which the holders have abstained from voting, will be counted as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting. Brokers who hold shares of Holland Bancorp common stock in nominee or "street name" for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on matters to be considered and voted upon at the special meeting without specific instructions from those customers. These so-called "broker non-votes" will be counted for purposes of determining whether a quorum exists.

         The merger agreement must be adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Holland Bancorp common stock entitled to vote at the special meeting.

         BECAUSE ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF HOLLAND BANCORP COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST ADOPTION OF THE MERGER AGREEMENT. ACCORDINGLY, THE HOLLAND BANCORP BOARD URGES YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

         As of the record date, directors and executive officers of Holland Bancorp owned approximately [70,048] shares of Holland Bancorp common stock, entitling them to exercise [26.08%] of the voting power of the Holland Bancorp common stock entitled to vote at the special meeting. The [70,048] shares do not include [2,250] shares of Holland Bancorp common stock underlying unexercised stock options held by officers of Holland Bank as of the record date; these option shares may not be voted at the special meeting even if the options are exercised prior to the special meeting. On the basis of the unanimous approval of the merger agreement by the Board of Directors of Holland Bancorp, we currently expect that each director and executive officer of Holland Bancorp will vote the shares of Holland Bancorp common stock owned by him or her for adoption of the merger agreement.

         Additional information with respect to the beneficial ownership of Holland Bancorp common stock by individuals and entities owning more than 5% of that stock and more detailed information with respect to beneficial ownership of Holland Bancorp common stock by directors and executive officers of Holland Bancorp is set forth under "Description of Holland Bancorp - Stock Ownership of Management and Principal Shareholders of Holland Bancorp".

APPRAISAL RIGHTS

         You are entitled to assert appraisal rights under Section 262 of the Delaware General Corporation Law (which is reproduced on Appendix B) if you are the holder of record of shares of our common stock on our stock transfer books. To assert those rights, you must execute and deliver to us a written demand for appraisal before a vote is taken on the merger agreement and the merger. A proxy or vote against the merger agreement and the merger will not be considered a demand for appraisal. A demand for appraisal will be sufficient if:

     o    it is delivered to us before the vote is taken at the meeting;

     o    it reasonably informs us of your identity; and

     o it reasonably informs us of your intention to demand the appraisal of your stock.

         German American will not be required to fulfill its obligations under the merger agreement if the holders of 10% or more of our outstanding common stock demand appraisal, because the merger would not qualify as a pooling of interests under accounting rules in that event.

RECOMMENDATION OF HOLLAND BANCORP BOARD OF DIRECTORS

         The Board of Directors of Holland Bancorp has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Holland Bancorp Board believes that the merger agreement is in the best interests of Holland Bancorp as a whole, including the interests of Holland Bancorp shareholders, and recommends that the Holland Bancorp shareholders vote "FOR" adoption of the merger agreement. See "Proposed Mergers -- Background of the Mergers, -- Reasons for the Mergers, -- Recommendation of the Holland Bancorp Board of Directors." For a discussion of certain interests of the members of the Board of Directors in the mergers, see "Proposed Mergers -- Interests of Certain Persons in the Mergers."

                                PROPOSED MERGERS

         At the special meeting, the shareholders of Holland Bancorp will consider and vote upon adoption of the merger agreement, certain features of which are summarized below. The following summary of aspects of the merger agreement and the transactions contemplated by the merger agreement does not completely describe the terms and conditions of the merger agreement and is qualified in its entirety by reference to the merger agreement, which is attached to this document as Appendix A and is incorporated herein by reference.

GENERAL

         The Board of Directors of each party to the merger agreement has unanimously approved it, and the mergers provided for therein. German American and Holland Bancorp expect that the mergers will be completed in early October, 2000.

MERGER CONSIDERATION

         You will receive 3.5 shares of German American common stock (subject to adjustment) for each share of Holland Bancorp common stock you own on the date the merger is completed.

DESCRIPTION OF THE MERGERS

         In the holding company merger, which will occur immediately preceding the bank merger, Holland Bancorp will merge into German American, which will be the surviving corporation in the holding company merger, and the separate corporate existence of Holland Bancorp will cease. In the bank merger, Holland Bank will merge into GAB with GAB as the surviving institution, and the separate corporate existence of Holland Bank will cease.

BACKGROUND OF THE MERGERS

         Over the past several years, the topic of merging into a larger financial institution had been discussed frequently by the Board of Directors of Holland Bancorp. Until recently, Holland Bancorp's Board of Directors had concluded that a small bank could remain profitable if it maintained a high level of customer service, and that a small bank could provide better customer service than a larger bank. Holland Bancorp's management believed that its financial results had supported this conclusion.

         Recently, however, developments in the financial services industry generally have led to increases in competition for bank services. Compliance with banking regulations continues to be a financial burden, especially for the smaller community banks that cannot spread the expense over a larger asset base. These costs and competitive factors had created an environment in which it was increasingly difficult for the smaller community banks, such as Holland Bank, to compete effectively with other larger financial institutions and financial service providers.

         In September, 1999, Holland Bancorp was approached by representatives of German American who introduced the concept of an "in-market" affiliation of our two banks. Holland Bancorp's Board of Directors initially reacted unfavorably to this concept, but after continued conversations with German American representatives, and in light of the competitive and regulatory factors described above and other financial, legal, and market considerations, the Board of Directors of Holland Bancorp, Inc. eventually agreed to entertain an offer of merger.

         On December 24, 1999, the President of GAB delivered a formal offer of merger to the Chairman of the board of directors of Holland Bancorp. A copy of this offer was distributed to each director at the next regular meeting that was held on December 28, 1999. Initial reaction to the offer was mixed. Three special board meetings were held subsequent to the December 28th meeting in which the benefits of a merger were weighed against the negative aspects. The initial offer, as modified by German American on January 10, 2000, was rejected on January 11th.

         After receiving our rejection of the merger offer, German American renewed its offer and asked our board to reconsider. The Holland Bancorp board met again on February 8th to discuss the proposed merger. Our board was concerned that the offering price did not adequately reflect the true value of our bank.

         On February 10th, the board of directors of Holland Bancorp rejected the renewed German American offer and set a price at which each director would approve a merger, and relayed this information to German American. In response to this price, German American on February 28 counteroffered with the exchange ratio that is set forth in the merger agreement, which was somewhat higher than its last offer, and somewhat lower than the price requested by Holland Bancorp. German American's counteroffer was considered and denied by our board on March 2nd, by letter renewing Holland Bancorp's most recent offer. On March 3, German American renewed its February 28 offer and stated that it was its final offer.

         At a meeting of the Board of Directors of Holland Bancorp held on March 8, 2000, the basic terms of the latest merger offer received from German American were approved unanimously by the board of directors of Holland Bancorp, subject to the negotiation of a definitive agreement and receipt of a fairness opinion. The board also authorized Holland Bancorp to retain the law firm of Bose McKinney & Evans to assist us in drafting a definitive agreement, and to retain the investment-banking firm of Olive Corporate Finance, LLC to provide an opinion on the fairness of the offer. A news release announcing the agreement in principle was issued on March 24, 2000.

         In May 2000, German American concluded its due diligence examination of Holland Bancorp. Ongoing negotiations continued in an effort to finalize the definitive merger agreement. Several drafts of a definitive agreement were reviewed and amended during the month of June. Special board meetings of Holland Bancorp were held on June 22, 2000 and June 27, 2000 to discuss the final draft of the definitive agreement with legal counsel and Olive Corporate Finance LLC. At the June 27, 2000 meeting, the board received an oral opinion from Olive Corporate Finance LLC, that the merger consideration would be fair to Holland Bancorp's shareholders from a financial point of view. After thorough discussion and for the reasons stated above, a resolution was unanimously approved by the boards of directors of Holland Bancorp and Holland Bank to approve the definitive merger agreement and to authorize company officials to execute all documents necessary to effect the merger. Formal execution of the merger agreement took place on the evening of June 27, 2000.

REASONS FOR THE MERGERS

         Holland Bancorp's Board of Directors believes that the merger with German American is in the best interest of Holland Bancorp's shareholders. Holland Bancorp's Board of Directors considered a number of factors in deciding to approve and to recommend the terms of the merger to its shareholders, including the following:

o German American's philosophy about banking, specifically its focus on customer service, which is very similar to Holland Bancorp's philosophy, making the combination a logical one.

o German American already has in place many products and services that Holland Bancorp had identified as crucial to its continued success. Holland Bancorp's customers will have the advantages of these services immediately.

o German American's branching network complements and enhances our position in Jasper and Dubois County.

o An "in-market" combination gains more financial efficiencies for our shareholders than would an "out-of-market" merger.

o German American's stock is listed on the Nasdaq National Market System, which provides much more liquidity to our shareholders.

o German American agreed to continue the employment of all Holland Bancorp employees.

o Pooling-of-interest accounting may be eliminated at the end of 2000 thus potentially decreasing our value to an acquiring bank.

o German American's history of not closing branches, and retaining local employees is beneficial to our customers and to our staff.

o German American has more resources than Holland Bancorp to improve our physical facilities.

     The foregoing factors considered by Holland Bancorp's board of directors are not intended to be exhaustive. Holland Bancorp's board of directors did not assign any relative or specific weight to the foregoing factors, and individual directors may have given different weights to different factors.

THE BOARD OF DIRECTORS OF HOLLAND BANCORP HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF REORGANIZATION AND THE TRANSACTIONS CONTEMPLATED THEREBY.

RECOMMENDATION OF THE HOLLAND BANCORP BOARD OF DIRECTORS

THE BOARD OF DIRECTORS OF HOLLAND BANCORP HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF HOLLAND BANCORP VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

For a discussion of certain interests of the members of the Board of Directors in the mergers, see "Proposed Mergers -- Interests of Certain Persons in the Mergers."

         German American's Board of Directors considered a number of financial and non-financial factors in connection with its approval of the mergers, including its respect for the ability and integrity Holland Bancorp's management and staff and its belief that expanding its operations in the areas served by Holland Bank through the mergers offers important long range strategic benefits to German American.

FAIRNESS OPINION OF HOLLAND BANCORP'S FINANCIAL ADVISOR

         Olive Corporate Finance LLC ("Olive") was engaged by Holland Bancorp to advise the Holland Bancorp Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by German American to Holland Bancorp shareholders as set forth in the merger agreement.

         As part of its investment banking business, Olive is regularly engaged in reviewing the fairness of transactions involving financial institutions from a financial perspective and in valuing financial institutions and other businesses and their securities in connection with mergers, acquisitions, and other transactions. Neither Olive nor any of its affiliates has a material financial interest in Holland Bancorp or German American. Olive was selected to advise the Holland Bancorp Board of Directors based upon its familiarity with financial institutions and its knowledge of the banking industry as a whole.

         Except as described in this section, neither Holland Bancorp nor German American have had any material or compensable relationship with Olive, its affiliates, and/or unaffiliated representatives during the past two years.

         Olive performed certain analyses of the proposed transaction. The procedures performed and the corresponding results are described below. The results of Olive's analyses and the range of values for Holland Bancorp have been discussed with the Board of Directors of Holland Bancorp in connection with Olive's advice as to the fairness of the consideration to be paid by German American.

         In arriving at its Opinion, Olive reviewed certain publicly available business and financial information relating to German American. Olive considered certain financial and stock market data of German American and compared that data with similar data for certain other publicly-held banks and bank holding companies that own similar financial institutions. Olive also considered the financial terms of certain other comparable bank transactions that have recently been announced. Olive also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, Olive did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Olive did not make an independent evaluation or appraisal of the assets of Holland Bancorp or German American.

         As part of preparing the Opinion, Olive performed a due diligence review of German American. As part of the due diligence review, Olive spoke with German American management and reviewed the following documents: Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the three years ended December 31, 1997, 1998 and 1999; Quarterly Report on Form 10-Q for the period ended March 31, 2000; the most recent Uniform Bank Performance Report dated March 31, 2000; Consolidated Reports of Condition and Income filed with the Federal Deposit Insurance Corporation dated December 31, 1999 and March 31, 2000; various internal financial reports regarding the operations and the financial condition; each of the filings on Form 8-K during the year ended December 31, 1999 and through June 20, 2000; and certain communications from German American to its shareholders. Olive also reviewed investment security holdings, pending litigation provided by management, the analysis and calculation of the Allowance for Loan and Lease Losses as of March 31, 2000, and internally identified special assets and related reports.

         As part of the due diligence review, Olive also spoke with Holland Bancorp management and reviewed the following documents: Annual Reports to Shareholders for each of the five years ended December 31, 1995 through December 31, 1999; audited financial statements for the years ended December 31, 1995 through December 31, 1999, year to date information through March 31, 2000; Consolidated Reports of Condition and Income filed with the Federal Deposit Insurance Corporation dated December 31, 1999 and March 31, 2000, Uniform Bank Performance Report Bank dated March 31, 2000; various internal financial reports regarding the operations and the financial condition; and certain communications from Holland Bancorp to its shareholders. Olive also reviewed statistical performance data regarding the loan portfolio, securities portfolio, and other financial holdings of Holland Bancorp. In review of the aforementioned information, Olive took into account its assessment of general market and financial conditions, its experience in other transactions, and its knowledge of the banking industry, generally.

         In connection with rendering the Opinion and preparing its written and oral presentations to Holland Bancorp's Board of Directors, Olive performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Olive in this engagement. The preparation of an Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances of the transaction. Therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, Olive believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its Opinion. In performing its analyses, Olive made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond Holland Bancorp's or German American's control. The analyses performed by Olive are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

         Comparable Company Analysis: Olive reviewed and compared actual stock market data and actual and estimated selected financial information for German American with corresponding information for 29 publicly traded banks with assets between $900 million and $1,100 million ("German American Peer Group 1") and for 14 publicly traded banks with assets between $750 million and $1,250 million and equity to assets between 8% and 9% ("German American Peer Group 2"). The information was based on market prices as of the close of ______, 2000 and the latest publicly available financial data for each company included in the analysis.

         The analysis of German American Peer Group 1 indicated: (i) the mean and median multiples of price to respective last twelve months' earnings were _____x and _____x, respectively, compared to _____x for German American; (ii) the mean and median multiples of price to tangible book value were _____% and _____%, respectively, compared to _____% for German American; (iii) the mean and median dividend yields were _____% and _____%, respectively, compared to _____% for German American; (iv) the mean and median return on average assets ("ROAA") for the last twelve months were _____% and _____%, respectively, compared to _____% for German American; (v) the mean and median return on average equity ("ROAE") for the last twelve months were _____% and _____%, respectively, compared to _____% for German American.

         The analysis of German American Peer Group 2 indicated: (i) the mean and median multiples of price to respective last twelve months' earnings were _____x and _____x, respectively, compared to _____x for German American; (ii) the mean and median multiples of price to tangible book value were _____% and _____%, respectively, compared to _____% for German American; (iii) the mean and median dividend yields were _____% and _____%, respectively, compared to _____% for German American; (iv) the mean and median return on average assets ("ROAA") for the last twelve months were _____% and _____%, respectively, compared to _____% for German American; (v) the mean and median return on average equity ("ROAE") for the last twelve months were _____% and _____%, respectively, compared to _____% for German American.

         Comparable Transactions Analysis: Olive reviewed and compared actual information for comparable pending or closed transactions it deemed pertinent to the Merger, including; (i) 56 US bank merger and/or acquisition transactions for banks with assets between $50 to $100 million since January 1, 1999; (ii) 95 US bank merger and/or acquisition transactions for banks with returns on average assets between .80% and 1.20% since January 1, 1999; (iii) 50 US bank merger and/or acquisition transactions for banks with returns on average equity between 8.00% and 11.00% since January 1, 1999; (iv) 83 Midwest bank merger and/or acquisition transactions since January 1, 1999; and (v) 9 Midwest bank merger and/or acquisition transactions for banks with assets between $50 to $100 million since January 1, 1999.

         In order to determine a peer group of transactions that were comparable for the analysis, Olive reviewed transactions over the period January 1, 1997 to the present. Public information was accumulated for pending or closed transactions involving banks during this period and examined on a yearly basis. Based on the accumulated transaction pricing information, Olive determined that pricing trends for transactions pending or closed in 1997 and 1998 were not representative of current market developments in the banking industry and the overall economic environment. Therefore, Olive determined that only pending or closed transactions occurring from January 1, 1999 to the present were relevant for this analysis.

         The analysis of US transactions for banks with assets between $50 and $100 million indicated, among other things, that based on the announced transaction value: (i) the mean and median multiples of transaction value to respective last twelve months' earnings were _____x and _____x, respectively, compared to an implied valuation of _____x Holland Bancorp's 1999 earnings; (ii) the mean and median ratios of transaction value to tangible book value were _____% and _____%, respectively, compared to an implied valuation of _____% of Holland Bancorp's tangible book value as of December 31, 1999.

         The analysis of US transactions involving banks with returns on average assets between .80% and 1.20% indicated, among other things, that based on the announced transaction value: (i) the mean and median multiples of transaction value to respective last twelve months' earnings were _____x and _____x, respectively, compared to an implied valuation of _____x Holland Bancorp's 1999 earnings; (ii) the mean and median ratios of transaction value to tangible book value were _____% and _____%, respectively, compared to an implied valuation of _____% of Holland Bancorp's tangible book value as of December 31, 1999.

         The analysis of US transactions involving banks with returns on average equity between _____% and _____% indicated, among other things, that based on the announced transaction value: (i) the mean and median multiples of transaction value to respective last twelve months' earnings were _____x and _____x, respectively, compared to an implied valuation of _____x Holland Bancorp's 1999 earnings; (ii) the mean and median ratios of transaction value to tangible book value were _____% and _____%, respectively, compared to an implied valuation of _____% of Holland Bancorp's tangible book value as of December 31, 1999.

         The analysis of Midwest transactions indicated, among other things, that based on the announced transaction value: (i) the mean and median multiples of transaction value to respective last twelve months' earnings were _____x and _____x, respectively, compared to an implied valuation of _____x Holland Bancorp's 1999 earnings; (ii) the mean and median ratios of transaction value to tangible book value were _____% and _____%, respectively, compared to an implied valuation of _____% of Holland Bancorp's tangible book value as of December 31, 1999.

         The analysis of Midwest transactions for banks with assets between $50 and $100 million indicated, among other things, that based on the announced transaction value: (i) the mean and median multiples of transaction value to respective last twelve months' earnings were _____x and _____x, respectively, compared to an implied valuation of _____x Holland Bancorp's 1999 earnings; (ii) the mean and median ratios of transaction value to tangible book value were _____% and _____%, respectively, compared to an implied valuation of _____% of Holland Bancorp's tangible book value as of December 31, 1999.

         Olive also reviewed pending or closed Indiana transactions occurring from January 1, 1999 to the present. Public information was accumulated for five pending or closed transactions involving banks. Olive determined that the five transactions were not a representative or comparable group of transactions, and, therefore, were not used in this analysis.

         Adjusted Net Asset Value Analysis: Olive reviewed Holland Bancorp's balance sheet data to determine the amount of material adjustments required to the stockholder's equity of Holland Bancorp based on differences between the market value of Holland Bancorp's assets and their value reflected on Holland Bancorp's financial statements. Olive determined that one adjustment was warranted. Olive reflected a value of the noninterest bearing deposits of approximately $_____. The adjusted net asset value was determined to be $_____ per share of Holland Bancorp 's common stock.

         Discounted Earnings Analysis: A dividend discount analysis was performed by Olive pursuant to which a range of stand-alone values of Holland Bancorp was determined by adding (i) the present value of estimated future dividend streams that Holland Bancorp could generate over a five-year period beginning in 2000 and ending in 2004, and (ii) the present value of the "terminal value" of Holland Bancorp's common equity at the end of 2004. The "terminal value" of Holland Bancorp's common equity at the end of the five-year period was determined by applying a multiple of _____x the projected terminal year's book value. The median price paid as a multiple of book value for all US bank transactions for banks with assets between $50 and $100 million since January 1, 1999 was _____x.

         Dividend streams and terminal values were discounted to present values using a discount rate of 10.00%. The rate reflects assumptions regarding the required rate of return of holders or buyers of Holland Bancorp's common stock. The value of Holland Bancorp, determined by adding the present values of the total cash flows, was $_____ per share of Holland Bancorp Common Stock. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of 5.00%, return on assets of 1.00% for years one through five, and return on assets of 1.05% for years six through twenty. Dividends also were assumed to be 40% of income for all years. This long-term projection resulted in a value of $_____ per share of Holland Bancorp Common Stock.

         Specific Acquisition Analysis: Olive valued Holland Bancorp based on an acquisition analysis assuming a "break-even" earnings scenario to an acquirer as to price, current interest rates, and amortization of the premium paid. Based on this analysis, an acquiring institution would pay $_____ per share of Holland Bancorp Common Stock, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 10.00% adjusted for taxes, amortization of the acquisition premium over 15 years and earnings for 1999 of $_____.

         Pro Forma Merger Analysis: Olive compared the historical and pro forma financial data of Holland Bancorp to that of German American. This included, among other things, a comparison of profitability, asset quality and capital adequacy measures. In addition, the contribution of each of Holland Bancorp and German American to the income statement and balance sheet of the pro forma combined company was analyzed.

         The Opinion is directed only to the question of whether the consideration to be received by Holland Bancorp's shareholders under the merger agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Holland Bancorp shareholder to vote in favor of the Holland Bancorp merger. German American and Holland Bancorp imposed no limitations on Olive regarding the scope of its investigation or otherwise.

         Based on the results of the various analyses described above, Olive concluded that the consideration to be received by Holland Bancorp shareholders under the merger agreement (the amount of which was determined on the basis of arms-length negotiation between German American and Holland Bancorp) is fair and equitable from a financial perspective to the shareholders of Holland Bancorp.

         Olive will receive a fee of $19,000 plus reimbursement for all reasonable out-of-pocket expenses from Holland Bancorp for its services. In addition, Holland Bancorp has agreed to indemnify Olive and its directors, officers and employees from liability in connection with the merger, and to hold Olive harmless from any losses, actions, claims, damages, expenses or liabilities related to any of Olive's acts or decisions made in good faith and in the best interest of Holland Bancorp.

         THE FULL TEXT OF THE OPINION OF OLIVE CORPORATE FINANCE, LLC, WHICH IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT, SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY OLIVE CORPORATE FINANCE, LLC, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF OLIVE CORPORATE FINANCE, LLC, SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. OLIVE CORPORATE FINANCE, LLC'S OPINION SHOULD NOT BE CONSTRUED BY HOLDERS OF HOLLAND BANCORP SHARES AS A RECOMMENDATION AS TO HOW SUCH HOLDERS SHOULD VOTE AT THE SPECIAL MEETING.

CONVERSION OF HOLLAND BANCORP COMMON STOCK

         Under the terms of the merger agreement, upon completion of the merger, shareholders of Holland Bancorp will be entitled to receive 3.5 shares of German American common stock for each share of Holland Bancorp common stock, subject to further adjustment, if any, for additional stock dividends or for stock splits or any similar recapitalization of German American that might occur prior to the completion of the mergers.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

         Immediately after the effective time of the mergers, German American will mail a letter of transmittal to Holland Bancorp shareholders. This transmittal letter will contain instructions with respect to the surrender of certificates representing shares of Holland Bancorp common stock. YOU SHOULD NOT RETURN YOUR HOLLAND BANCORP STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND SHOULD NOT FORWARD THEM UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FROM GERMAN AMERICAN'S EXCHANGE AGENT. If you hold your shares of Holland Bancorp common stock in "street name" through a bank or broker, your bank or broker is responsible for ensuring that the certificate or certificates representing your shares are properly surrendered and that the appropriate number of German American shares are credited to your account.

         If your certificate for your shares of Holland Bancorp common stock has been lost, stolen or destroyed, German American's exchange agent will issue the German American common stock and pay cash for any fractional shares after the exchange agent receives from you an agreement to indemnify German American against loss from such lost, stolen or destroyed certificate, a surety bond, and appropriate evidence of the loss, theft or destruction, such as an affidavit.

         After the effective time of the mergers, stock certificates previously representing Holland Bancorp common stock will represent German American common stock. However, following the effective time of the mergers and prior to the surrender by holders of Holland Bancorp of their stock certificates to German American's exchange agent in exchange for German American common stock, the holders will not be entitled to receive payment of dividends or other distributions declared on shares of German American common stock. Upon the subsequent exchange of such certificates, however, German American will pay, without interest, any accumulated dividends or other distributions previously declared and withheld on the shares of German American common stock. After the effective time of the mergers, there will be no transfers on the stock transfer books of Holland Bancorp of shares of Holland Bancorp issued and outstanding immediately prior to the effective time. If, after the effective time of the mergers, you present certificates representing shares of Holland Bancorp common stock for registration or transfer, the certificates will be canceled and exchanged for shares of German American common stock.

         No fractional shares of German American common stock will be issued to shareholders of Holland Bancorp in connection with the mergers. Each shareholder of Holland Bancorp who otherwise would be entitled to a fractional interest in a share of German American common stock as a result of the exchange ratio will be paid a cash amount equal to the fractional interest multiplied by the average of the per share highest closing bid prices and lowest closing asking prices of German American common stock as reported on the Nasdaq National Market System for the ten trading days ending on the second business day immediately before the effective time of the mergers.

         German American will instruct its exchange agent to distribute stock certificates representing shares of common stock and to pay any cash payment for fractional shares (without interest) to each former shareholder of Holland Bancorp as soon as practical following the shareholder's delivery to German American's exchange agent of the certificate(s) representing the shareholder's shares of Holland Bancorp common stock.

RESALE OF GERMAN AMERICAN COMMON STOCK BY AFFILIATES OF HOLLAND BANCORP

         Shares of German American common stock to be issued to Holland Bancorp shareholders in the merger have been registered under the Securities Act of 1933, as amended. These shares may be traded freely and without restriction by those shareholders not considered to be affiliates (as defined below) of Holland Bancorp. However, shares held by any person who is an affiliate of Holland Bancorp at the time the mergers are submitted for a vote at the special meeting will not, under existing law, be permitted to sell or transfer those shares without:

          - the further registration under the Securities Act of the shares of German American common stock to be transferred;

          - compliance with Rule 145 promulgated under the Securities Act, which permits limited sales in certain circumstances; or

          - the availability of another exemption from registration.

         An "affiliate" of Holland Bancorp is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Holland Bancorp. These restrictions are expected to apply to the directors and executive officers of Holland Bancorp and any holders of 10% or more of the Holland Bancorp common stock. The same restrictions apply to certain relatives or the spouses of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. German American will give stop transfer instructions to the transfer agent with respect to the shares of Holland Bancorp common stock to be received by persons subject to these restrictions, and the certificates for their shares may contain a legend indicating the resale restrictions.

         Each affiliate of Holland Bancorp has agreed to deliver to German American a written agreement to the effect that the affiliate (1) will not sell, exchange, pledge, transfer, or otherwise dispose of the shares of German American common stock to be received by such person pursuant to the merger agreement, unless such shares of German American common stock are made in a manner and to the extent permitted by Rule 145 under the Securities Act of 1933 or are made pursuant to an effective registration statement under, or an exemption from the registration requirements of, the Securities Act of 1933; and
(2) will not sell, exchange, pledge, transfer, or otherwise dispose of (or otherwise reduce the affiliate's risk in) any shares of Holland Bancorp or German American common stock prior to the date on which German American reports its earnings for a period of not less than 30 days of combined operations of German American and Holland Bancorp following the effective time of the merger.

         This is only a general statement of certain restrictions regarding the sale or transfer of the shares of German American common stock to be issued in the merger. Therefore, those shareholders of Holland Bancorp who may be deemed to be affiliates of Holland Bancorp should consult with their legal counsel regarding the resale restrictions that may apply to them.

CONDITIONS TO THE COMPLETION OF THE MERGERS

         Holland Bancorp's and German American's obligations to complete the mergers are subject to the satisfaction of the certain conditions at or prior to the effective time of the mergers, including the following:

          - The merger agreement has been adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Holland Bancorp common stock;

          - German American and Holland Bancorp have received all regulatory approvals required for the mergers;

          - German American and Holland Bancorp have each received an opinion of German American's counsel dated as of the effective time of the merger, to the effect that, in counsel's opinion, the mergers will be treated as tax-free for U.S. federal income tax purposes to each party to the merger agreement and to the shareholders of Holland, except for cash paid in lieu of fractional shares or in satisfaction of appraisal rights;

          - German American has received a letter, dated as of the closing date, from its independent public accountants to the effect that, in their opinion, the merger qualifies for "pooling of interests" accounting treatment;

          - The registration statement of which this document is a part is effective and no stop order suspending its effectiveness is issued or threatened;

          - German American and Holland Bancorp have received certain officers' certificates and other closing documents;

          - The representations and warranties contained in the merger agreement are accurate at the effective time of the mergers; and

          - Certain covenants set forth in the merger agreement have been fulfilled.

         The conditions to consummation of the mergers, which are more fully enumerated in the merger agreement, are requirements subject to waiver by the party entitled to the benefit of such conditions, as set forth in the merger agreement. See "Proposed Mergers -- Resale of German American Common Stock by Affiliates of Holland Bancorp," "-- Regulatory Approvals Required for the Merger", "Federal Income Tax Consequences" and Appendix A.

 TERMINATION FEE

         Holland Bancorp and Holland Bank have agreed to pay German American a termination fee in the amount of $300,000 (and to reimburse German American for up to $100,000 of its costs and expenses related to the mergers) if Holland should accept another business combination proposal within 12 months of a termination under the merger agreement for the failure of Holland Bancorp to have obtained majority approval of Holland Bancorp's shareholders of the merger.

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated by German American or Holland Bancorp, before or after the shareholders of Holland Bancorp have adopted the merger agreement as follows:

          - by the mutual consent of the Boards of Directors of German American and Holland Bancorp;

          - by either German American or Holland Bancorp if the mergers have not been completed by December 31, 2000;

          - by either German American or Holland Bancorp in the event of a material breach by the other party of any of its representations and warranties or covenants under the merger agreement which is not cured within 30 days after notice to cure such breach is given by the non-breaching party;

          - by either German American or Holland Bancorp if the approval of the Federal Deposit Insurance Corporation or other required governmental approval is not received, or if legal action to enjoin the merger is taken by a court or governmental agency;

          - by German American if environmental inspection reports on real property owned or leased by Holland Bank provided to German American by Holland pursuant to the merger agreement disclose any environmental issues, the estimated remedial and corrective costs of which exceed $150,000 , as reasonably estimated by an environmental consultant retained for such purpose by German American and reasonably acceptable to Holland Bancorp;

          - by German American in the event that any bank regulatory agency takes action against Holland Bancorp or Holland Bank seeking to enforce banking laws or regulations;

          - by either German American or Holland Bancorp, if the conditions to its obligations set forth in the merger agreement are not satisfied or waived on or prior to the Closing Date; and

          - by either German American or Holland Bancorp, if the merger agreement and the consummation of the mergers are not approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Holland Bancorp common stock entitled to vote at the shareholders meeting.

         Upon termination for any of these reasons, the merger agreement will be of no further force or effect.

RESTRICTIONS AFFECTING HOLLAND BANCORP

         The merger agreement requires that Holland Bancorp and Holland Bank continue to operate their businesses in the ordinary course and contains a number of restrictions regarding the conduct of business of Holland Bancorp and its subsidiary bank until the mergers are completed. Among other items, Holland Bancorp or any subsidiary of Holland Bancorp may not, without the prior written consent of German American:

          - issue any additional capital stock or change its capitalization other than shares issued pursuant to the exercise of outstanding stock options;

          -solicit proposals for or otherwise seek a merger or business combination or sale of Holland Bancorp or its subsidiaries to any person or entity other than German American;

          - amend its Articles of Incorporation or Bylaws;

          - make or agree to make or pay any general or unusual increases in compensation or employee benefits to any of its directors, employees or agents; or

          - pay any dividends with respect to its capital stock other than a cash dividend to Holland Bancorp shareholders not exceeding $.40 per Holland Bancorp share (which dividend was in fact declared by the Holland Bancorp Board of Directors on June 13, 2000 and paid on or about June 30,
     2000).

This discussion of the restrictions imposed by the merger agreement is not intended to be exhaustive. Please refer to Article V of the merger agreement, attached as Appendix A, for a complete listing of the restrictions.

REGULATORY APPROVALS REQUIRED FOR THE MERGERS

         German American and Holland Bancorp have agreed to use their best efforts to obtain all regulatory approvals required to complete the transactions contemplated in the merger agreement. The bank merger requires the prior approval of the Federal Deposit Insurance Corporation (the "FDIC") and the Indiana Department of Financial Institutions (the "IDFI"). GAB and Holland Bank have filed the required applications with the FDIC and the IDFI for approval of the bank merger. Approval of the bank merger by the FDIC and IDFI is not to be interpreted as the opinion of either of those agencies that the bank merger is favorable to the shareholders of Holland Bancorp from a financial point of view or that they have considered the adequacy of the terms of the bank merger. An approval by the FDIC or IDFI in no way constitutes an endorsement or a recommendation of the bank merger by the either of those agencies. Assuming the FDIC and the IDFI approve the bank merger, GAB and Holland Bank may not complete the bank merger until 30 days after the FDIC approval, unless the Department of Justice waives the 30-day requirement, in which event only 15 days must elapse between FDIC approval and completion of the bank merger.

         Pursuant to the Bank Merger Act, the Department of Justice has the authority to review the bank merger. Accordingly, during the 30-day period following FDIC approval, the Department of Justice may challenge the bank merger with respect to the competitive factors of the bank merger under federal antitrust laws. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of FDIC approval of the bank merger, unless a court specifically orders otherwise.

         German American and Holland Bancorp believe that the proposed mergers are not subject to the prior approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended.

ACCOUNTING TREATMENT FOR THE MERGERS

         The acquisition of Holland Bancorp by German American will be accounted for by using the "pooling of interests" method for accounting and financial reporting purposes. German American is not obligated to complete the merger with Holland Bancorp unless it has received on or before the closing date a letter from its independent accountants to the effect that, in their opinion, the merger will qualify as a pooling of interests transaction under generally accepted accounting principles.

EFFECTIVE TIME

         The holding company merger will become effective immediately preceding the bank merger and at the close of business on the day and at the time specified in the Articles of Merger of Holland Bancorp with and into German American as filed with the Indiana Secretary of State and the Delaware Secretary of State. The bank merger will become effective on the date and at the time specified in the Articles of Merger of Holland Bank into GAB which will be filed with the IDFI and the Indiana Secretary of State. The effective time of the mergers will occur on the first business day of the month following the month during which (a) all conditions precedent to the mergers set forth in the merger agreement have been fulfilled or waived, and (b) all waiting periods in connection with the bank regulatory applications filed for approval of the mergers have expired, unless, in each case, otherwise mutually agreed to by German American and Holland Bancorp.

         German American and Holland Bancorp currently anticipate that mergers will be consummated in early October, 2000. However, completion of the mergers could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the mergers.

MANAGEMENT AFTER THE MERGERS

         German American will be the surviving corporation in the holding company merger and, upon consummation of such merger, the separate corporate existence of Holland Bancorp will cease. Consequently, the directors and officers of Holland Bancorp will no longer serve in such capacities after the effective time of the holding company merger.

         GAB will be the surviving institution in the bank merger and, upon consummation of such merger, the separate corporate existence of Holland Bank will cease. Consequently, the directors and officers of Holland Bank will no longer serve in such capacities after the effective time of the bank merger.

         Section 5.09 of the merger agreement confirms that GAB will continue to provide employment on an at-will basis for the former at-will employees of Holland Bank after consummation of the Bank Merger. In addition, Holland Bank has entered into amended employment agreements with the three officers of Holland Bank with whom Holland Bank has employment agreements in order to continue those agreements following the bank merger until December 31, 2002.

         The merger agreement provides for the appointment of Holland Bank's Chairman, Jerome W. Blesch, to GAB's Board of Directors at the effective time of the mergers, and for the other members of the Board of Directors of Holland Bank to continue to meet and advise GAB's management for a period of at least two years after the mergers concerning issues of significance to the communities served by the former Holland Bank offices.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

         Certain individuals associated with Holland Bancorp or Holland Bank may be deemed to have certain interests in the mergers in addition to their interests generally as shareholders of Holland Bancorp.

         Interests of Members of the Board of Directors of Holland Bancorp. Members of the Board of Directors of Holland Bancorp (who are the same persons who serve as the Board of Directors of Holland Bank) will continue to meet periodically to advise GAB concerning matters relating to the operations of the former branches of Holland Bank for two years following the merger, for compensation equivalent to that currently received by them from Holland Bank. Holland Bank's Director Deferred Compensation Plan will be continued for Holland Bancorp's former directors during this two year period. Except for Mr. Blesch, who will become a director of GAB as a result of the bank merger, none of the directors of Holland Bancorp will become members of the Board of Directors of GAB.

         Interests of Certain Executive Officers. Three executive officers of Holland Bank are parties to employment agreements with Holland Bank, which were entered into in 1998 prior to the commencement of negotiations with German American concerning the merger. Holland Bank has entered into amended employment agreements specifying the terms under which their employment will be continued by GAB following the merger, which agreements do not materially increase the benefits payable to these executives from the benefits to which each of them are already entitled under their prior agreements with Holland Bank. In addition, German American has agreed that Holland Bancorp may make loans on commercially reasonable terms to officers of Holland Bank who hold stock options with respect to Holland Bancorp common stock in order to permit them to exercise these options prior to the merger and thereby receive German American common stock with respect to those option shares.

         Indemnification; directors' and officers' liability insurance. The merger agreement provides that for a period of six years after the effective time of the merger, German American will indemnify, defend and hold harmless the present directors, officers and employees of Holland Bancorp and its subsidiaries against all losses arising out of any claim that relates to any act or omission occurring at or prior to the effective time of the merger in the person's capacity as a director, officer or employee, to the fullest extent Holland Bancorp is now entitled to indemnify and advance expenses to such persons under its certificate of incorporation and bylaws. The merger agreement also provides that German American will maintain in effect for at least two years from the effective time of the merger the directors' and officers' liability insurance policies carried by Holland Bancorp or substitute policies providing similar coverage.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material federal income tax consequences to holders of Holland Bancorp common stock who hold such stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Special tax consequences may apply to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, certain traders in securities, persons that hold Holland Bancorp common stock as part of a hedge, straddle or conversion transaction, persons who are not citizens or residents of the United States and persons who acquired their shares through the exercise of an employee stock option or who otherwise received such shares as compensation. This discussion represents general information only and is based on the Code, its legislative history, existing and proposed Treasury Regulations, and administrative pronouncements as each is in effect as of the date hereof. Subsequent changes to any of these materials may affect the tax consequences described below. Tax considerations under state, local and foreign laws are not addressed in this document.

TAX OPINION

         German American and Holland Bancorp have each requested the law firm of Ice Miller Donadio & Ryan, counsel to German American, to render an opinion on the closing date that each merger to be effected pursuant to the merger agreement constitutes a tax-free reorganization under the Code to each party thereto and to the shareholders of Holland Bancorp, except with respect to cash received by Holland Bancorp shareholders for fractional share interests of German American common stock and shareholders of Holland Bancorp who elect to exercise their appraisal rights under Delaware law.

         In rendering its opinion, Ice Miller Donadio & Ryan may require and rely upon representations contained in letters received from German American and Holland Bancorp, and may rely on customary assumptions of certain facts. Under the merger agreement, the obligations of German American and of Holland Bancorp to consummate the merger are conditioned upon the receipt of an opinion by Ice Miller Donadio & Ryan substantially to the effect as set forth above. However, such a legal opinion will not bind the Internal Revenue Service, which may challenge the conclusions set forth in the tax opinion and as set forth herein.

TAX CONSEQUENCES TO GERMAN AMERICAN, HOLLAND BANCORP, GAB AND HOLLAND BANK

         Provided that the merger of Holland Bancorp into German American and the merger of Holland Bank into GAB are consummated as described in the merger agreement and each merger constitutes a statutory merger under Indiana law, each merger should constitute a tax-free reorganization for federal income tax purposes. As a result, each such party to the merger agreement should not be required to recognize gain or loss with respect to appreciation of the transferred assets.

TAX CONSEQUENCES TO HOLLAND BANCORP SHAREHOLDERS

         A Holland Bancorp shareholder who receives solely German American stock (including rights to acquire German American Series A Preferred stock) in exchange for shares of Holland Bancorp common stock should not be required to recognize gain or loss upon such exchange for federal income tax purposes.

         A Holland Bancorp shareholder who receives cash for a fractional share interest of German American common stock will be treated for federal income tax purposes as if the shareholder first received a fractional share of German American common stock and then as if the shareholder received cash in redemption of the shareholder's fractional interest in Holland Bancorp under Code Section
302. The deemed redemption will be treated as a sale of the fractional share, unless it is both "essentially equivalent to a dividend" and is not "substantially disproportionate" with respect to the redeeming shareholder. If the deemed redemption is treated as a sale, the redeeming shareholder generally will recognize capital gain or capital loss equal to the difference between the amount of cash received and the portion of the basis of the shares of Holland Bancorp common stock allocable to the fractional interest, which will be treated as long term capital gain or long term capital loss if, as of the date of the merger, the holding period during which the shareholder is deemed to have held the Holland Bancorp common stock is greater than one year. If the deemed redemption is treated as a dividend, the amount received generally will be includible in the redeeming shareholder's gross income as ordinary income.

         A Holland Bancorp shareholder who receives cash in exchange for Holland Bancorp common stock pursuant to appraisal rights under Delaware law and as described in the merger agreement will be treated as having received cash in redemption of the shareholder's interest in Holland Bancorp, in which case the redemption generally will be treated as a sale of the shareholder's stock subject to the provisions of Code Section 302(b) and the analysis set forth in the prior paragraph.

         The aggregate adjusted tax basis of the shares of German American common stock received in the exchange (excluding fractional shares deemed received and redeemed as described herein) by the Holland Bancorp shareholders generally will be equal to the aggregate adjusted tax basis of the shares of Holland Bancorp common stock surrendered. The holding period of the German American common stock received generally will include the holding period of such surrendered shares.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Payments of cash to a person surrendering shares of Holland Bancorp common stock may be subject to information reporting and "backup" withholding at a rate of 31% of the amount of cash to be paid unless the shareholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Amounts withheld from payments under the backup withholding rules will be allowed as a refund or credit against federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

         The discussion set forth above is intended for general information only. The Internal Revenue Service has not confirmed the federal income tax consequences presented above. Shareholders of both German American and Holland Bancorp are urged to consult their personal tax advisors with respect to all tax consequences of the mergers including the effect of federal, state, local and foreign tax laws and any other tax consequences as a result of the mergers.

             HOLLAND BANCORP COMMON STOCK TRADING AND DIVIDEND DATA

         Shares of Holland Bancorp common stock are not traded on any established securities market and transactions in the shares are infrequent. Based on the limited information that is available to Holland Bancorp's management, there were two sales transactions in Holland Bancorp's shares in 1998 involving an aggregate of 250 shares (restated to reflect the 3-for-1 split of 7/31/98) at a weighted average price of $25.90 per share; no sales transactions in the shares during 1999; and one sales transaction in 2000 (involving 200 shares at a price of $45.00 per share) that occurred on April 11, 2000 (after the date of the first public announcement of the proposed mergers on March 24, 2000).

         The following table sets forth the per share cash dividends paid on shares of Holland Bancorp common stock since January 1, 1997. All dividends have been retroactively adjusted to give effect to stock dividends and stock splits.

         1997
         First Quarter....................................   None
         Second Quarter...................................  $.333
         Third Quarter....................................   None
         Fourth Quarter...................................  $.333

         1998
         First Quarter....................................   None
         Second Quarter...................................  $.367
         Third Quarter....................................   None
         Fourth Quarter...................................  $.40

         1999
         First Quarter....................................   None
         Second Quarter...................................  $.40
         Third Quarter....................................   None
         Fourth Quarter...................................  $.40

         2000
         First Quarter....................................   None
         Second Quarter...................................  $.40
         Third Quarter (through _____, 2000)..............   None

                         DESCRIPTION OF GERMAN AMERICAN

GENERAL

         German American is a multi-bank holding company based in Jasper, Indiana. The Company's Common Stock is traded on the Nasdaq National Market System under the symbol GABC. German American operates five affiliate community banks with 25 banking offices and 5 full-service insurance offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike and Spencer. The banks' wide range of personal and corporate financial services include making commercial and consumer loans; marketing, originating, and servicing mortgage loans; providing trust, investment advisory and brokerage services; accepting deposits and providing safe deposit facilities. German American's insurance activities include issuing a full range of property, casualty, life and credit insurance products.

         As of March 31, 2000, German American had consolidated assets of approximately $1 billion, consolidated deposits of approximately $700 million and stockholders' equity of approximately $88 million.

         German American's principal office is located at 711 Main Street, Jasper, Indiana 47546. Its telephone number is (812) 482-1314.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         Detailed information relating to the business, management, executive and director compensation, voting securities including the principal holders of those securities, certain relationships and related transactions and other matters relating to German American is incorporated by reference from or set forth in German American's Annual Report on Form 10-K for the year ended December 31, 1999, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, and other documents filed by German American and listed under "Where You Can Find More Information" in this document, which are specifically incorporated herein by reference. If you desire copies of any of these documents, you may contact German American at its address or telephone number indicated under "Where You Can Find More Information."

                         DESCRIPTION OF HOLLAND BANCORP

BUSINESS

         Holland Bancorp is a one-bank holding company located in Holland, Indiana. Holland Bancorp provides banking services through its subsidiary bank, Holland Bank, which operates four banking offices in southern Dubois County, Indiana. As of March 31, 2000, Holland Bancorp had consolidated assets of approximately $61 million, consolidated deposits of approximately $49 million and stockholders' equity of approximately $6 million.

         Holland Bancorp's principal office is located at 405 Meridian Street, Box 8, Holland, Indiana 47541. Its telephone number is (812) 536-3131.

         STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF HOLLAND BANCORP

         The following table sets forth the number of shares and percentage of Holland Bancorp Common Stock beneficially owned at June 30, 2000 by each person known to be the beneficial owner of more than five percent of the outstanding Holland Bancorp Common Stock, each Director of Holland Bancorp, and all Directors and executive officers of Holland Bancorp as a group. Except for the Ervin Caldmeyer Trust and its related parties, there are no beneficial owners of more than five percent of the outstanding Holland Bancorp Common Stock who are not also Directors or officers or related to a Director or officer.


                     NAME                      SHARES         Percentage(1)
                     ----                      ------         ----------

    Jerome and Elizabeth Blesch and            24,425            9.10%
    related trust

    Ervin Caldemeyer Trust and related         18,714            6.97%
    parties

    Marlin and Linda Gray                      18,021            6.91%

    Lynn Kahle                                  4,338            1.60%

    Ray Lindsey                                 6,543            2.42%

    Alan Nass                                   3,345            1.24%

    Lloyd Prusz                                 8,679            3.21%

    Philip Schneider                              300            0.11%

    James Siebert                                 100            0.04%

    Gene Thewes                                 3,769(3)         1.40%

    Henrietta Hemmer Trust                        910(4)         0.34%

    Dale Altstadt                                 968(5)         0.36%

    All directors and executive                71,398           26.37%
      officers as a group


     (1) Percentages assume the exercise of all options to acquire 2,250 shares to Holland Bancorp common stock prior to the merger, and are therefore calculated on a base of 270,794 shares (pro forma for such exercise)

     (2) Includes 13,332 shares owned by the Ervin Caldemeyer Trust and 2,691 shares owned by each of Mark Caldemeyer and Judith Satkamp, its co-trustees.

     (3) Includes 750 unissued shares that Mr. Thewes has the right to acquire from Holland Bancorp under stock options.

     (4) Includes 800 shares held by a trust and 100 unissued shares that Ms. Hemmer has the right to acquire from Holland Bancorp under stock options.

     (5) Includes 500 unissued shares that Ms. Altstadt has the right to acquire from Holland Bancorp under stock options.

                           COMPARISON OF COMMON STOCK

         Following the mergers, the rights of former Holland Bancorp shareholders will be governed by the laws of the State of Indiana, the state in which German American is incorporated, and by German American's Articles of Incorporation, as amended, and German American's By-Laws, as amended. The rights of the shareholders of Holland Bancorp are presently governed by the laws of the State of Delaware, the state in which Holland Bancorp is incorporated, and by Holland Bancorp's Certificate of Incorporation and By-Laws, as amended. The rights of the shareholders of Holland Bancorp differ in certain respects from the rights they will have as German American shareholders, including anti-takeover measures and the vote required for the amendment of significant provisions of the Articles of Incorporation and for the approval of significant corporate transactions. The following summary comparison of German American common stock and Holland Bancorp common stock highlights certain material differences in the rights accruing to holders of such shares and is qualified in its entirety by reference to German American's Articles of Incorporation and By-Laws and Holland Bancorp's Certificate of Incorporation and By-Laws.

AUTHORIZED BUT UNISSUED SHARES

         - GERMAN AMERICAN

         German American's Articles of Incorporation authorize the issuance of 20,000,000 shares of German American Common Stock, of which approximately 9,029,109 shares were outstanding as of May 10, 2000. The remaining authorized but unissued shares of common stock may be issued upon authorization of the Board of Directors of German American without prior shareholder approval.

         German American has 500,000 shares of preferred stock authorized. No shares of preferred stock are presently outstanding. These shares are available to be issued, without prior shareholder approval, in classes with relative rights, privileges and preferences determined for each class by the Board of Directors of German American. Of these 500,000 shares, the Board of Directors of German American has created a series designated as Series A preferred stock consisting of 400,000 shares of Series A preferred stock in connection with the shareholder rights plan of German American. The German American Series A preferred stock may not be issued except upon exercise of certain rights pursuant to such shareholder rights plan. No shares of Series A preferred stock have been issued as of the date of this Proxy Statement. See "Comparison of Common Stock -- Anti-Takeover Provisions -- German American's Series A Preferred Stock and Shareholder Rights Plan" below.

         The issuance of additional shares of German American common stock or, depending on its terms (such as convertibility to common stock), the issuance of German American preferred stock may adversely affect holders of German American common stock by diluting their voting and ownership interests.

         -  HOLLAND  BANCORP

         Holland Bancorp's Certificate of Incorporation authorizes the issuance of up to 500,000 shares of Holland common stock, of which 268,544 shares were issued and outstanding as of June 30, 2000. Holland Bancorp is generally authorized to issue additional shares of common stock up to the amounts authorized under its Certificate of Incorporation without shareholder approval. Following the merger, each outstanding share of Holland Bancorp common stock will convert into shares of German American common stock as described in "Proposed Mergers -- Conversion of Holland Common Stock."

PREEMPTIVE RIGHTS

         As permitted by Indiana law, German American's Articles of Incorporation do not provide for preemptive rights to subscribe for any new or additional German American common stock or other securities. Preemptive rights may be granted to German American's shareholders if German American's Articles of Incorporation are amended to permit such rights. As permitted by Delaware law, Holland Bancorp's Certificate of Incorporation does provide for preemptive rights to subscribe for new or additional shares of Holland Bancorp common stock or other securities, subject to certain exceptions.

DIVIDEND RIGHTS

         The holders of common stock of German American and Holland Bancorp are entitled to dividends and other distributions when, as and if declared by their respective Boards of Directors out of funds legally available therefor. Under Indiana law, German American may not pay a dividend if, after giving effect to the dividend, (1) German American would not be able to pay its debts as they become due in the usual course of business, or (2) German American's total assets would be less than the sum of its total liabilities plus, unless German American's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if German American were to be dissolved at the time of the dividend. Under Delaware law, Holland Bancorp may pay dividends either (1) out of its surplus (i.e., capital in excess of par value) or (2) if there is no surplus, out of the corporation's net profit for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

         The  amount  of  dividends,  if any,  that may be  declared  by  German
American in the future will necessarily depend upon many factors, including, without limitation, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since German American is primarily dependent upon dividends paid by its subsidiaries for its revenues), the discretion of German American's Board of Directors and other factors that may be appropriate in determining dividend policies.

         Cash dividends paid to German American by its affiliate banks are limited by the laws under which they are chartered and regulated. Affiliate banks will ordinarily be restricted to a lesser amount than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks' principal federal regulatory authorities. If a bank's capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited without prior regulatory approval. None of German American's affiliate banks are currently subject to such a restriction.

         Cash dividends paid to Holland Bancorp by Holland Bank, a national banking association, are subject to the regulations of the Office of the Comptroller of the Currency. The approval of the OCC is required prior to Holland Bank's payment of a dividend if the total amount of dividends declared by Holland Bank in the then-current calendar year exceeds the total of its net income for that calendar year to date combined with its retained net income for the preceding two years.

VOTING RIGHTS

         The holders of the outstanding shares of German American common stock and Holland Bancorp common stock are entitled to one vote per share on all matters presented for shareholder vote. Shareholders of German American and Holland Bancorp do not have cumulative voting rights in the election of directors.

         German American's By-Laws provide that the holders of a majority of the outstanding shares entitled to vote shall constitute a quorum at a meeting of shareholders. German American's By-Laws further provide that unless a greater vote is required under Indiana law, German American's Articles of Incorporation or By-Laws, the affirmative vote of the holders of a majority of the voting power present will decide any matter before the shareholders (except the election of directors, which is determined by a plurality of the votes cast). Holland Bancorp's By-Laws provide that the holders of at least one-third of the shares entitled to vote at a meeting shall constitute a quorum. Holland Bancorp's By-Laws further provide that except as otherwise required by law or Holland Bancorp's Certificate of Incorporation or By-Laws, all matters other than the election of directors (also determined by a plurality of the votes cast) are determined by a majority of the votes cast at the meeting.

         Indiana law and Delaware law generally require that mergers, consolidations and sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be approved by the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the shareholders meeting, subject in each case to provisions in the corporation's articles or certificate of incorporation requiring a higher percentage vote for certain transactions. German American's Articles of Incorporation and Holland Bancorp's Certificate of Incorporation provide that certain business combinations may, under certain circumstances, require approval of more than a simple majority of the issued and outstanding shares of common stock. See "Comparison of Common Stock -- Anti-Takeover Provisions."

CHARTER AND BYLAW AMENDMENTS

         Indiana law generally requires shareholder approval by a majority of a quorum present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to a corporation's articles of incorporation. Delaware law generally requires approval by the holders of a majority of the shares outstanding for amendments to a corporation's certificate of incorporation. Both Indiana law and Delaware law permit a corporation in its articles or certificate of incorporation to prescribe a higher shareholder vote for certain amendments. German American's Articles of Incorporation require a super-majority shareholder vote of 80% of its outstanding shares of common stock for the amendment of certain significant provisions.

         German American's Articles of Incorporation and By-Laws provide that the German American By-Laws may be amended only by the Board of Directors. Holland Bancorp's Certificate of Incorporation provides that Holland Bancorp's By-Laws may be amended by the Board of Directors or by the stockholders.

SPECIAL MEETINGS OF SHAREHOLDERS

         German American's Articles of Incorporation provide that a special meeting of shareholders may be called by the Board of Directors, the President or the holders of at least one-fourth of the shares outstanding. Holland Bancorp's By-Laws provide that special meetings of shareholders may be called by the Board of Directors or by the President or the Secretary.

NUMBER OF DIRECTORS AND TERM OF OFFICE

         German American's By-Laws provide that the number of directors shall be set by the Board of Directors. Currently there are thirteen directors of German American. The Bylaws of German American divide the Board of Directors of German American into two equal (or as nearly equal as possible) classes of directors serving staggered two-year terms. As a result, one half of the Board is elected each year. Any vacancy is filled by a majority vote of the remaining directors of such Board. Any director elected to fill a vacancy holds office for an unexpired term of the class of which he is a member.

         Holland Bancorp's Certificate of Incorporation provides that the number of directors shall be determined from time to time by the Board of Directors. Currently there are nine directors of Holland Bancorp. Holland Bancorp's Board of Directors is divided into three classes with three directors in each class and with directors elected for three-year staggered terms.

REMOVAL OF DIRECTORS

         German American's By-Laws provide that any director or all directors of German American may be removed, with or without cause, at a meeting of shareholders upon the vote of the holders of at least 80% of the outstanding shares entitled to vote in the election of directors. Under Delaware law, directors of a classified board such as Holland Bancorp's, may be removed only for cause.

APPRAISAL RIGHTS

         Under Delaware law, appraisal rights may be available in connection with a statutory merger or consolidation in certain specific situations. Appraisal rights are not available when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger or consolidation. In addition, no appraisal rights are available to holders of shares of any class of stock that is either: (i) listed on a national securities exchange or on the Nasdaq National Market or (ii) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger or consolidation to accept anything other than:

     o    shares of the surviving corporation;

     o shares of stock that are listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders;

     o    cash in lieu of fractional shares; or

     o    any combination of the foregoing.

Stockholders do not have appraisal rights with respect to any transaction involving the sale, lease or exchange of all or substantially all of the assets of the corporation, but do have those rights in a merger. Stockholders who perfect their appraisal rights are entitled to receive cash from the corporation equal to the value of their shares as established by judicial appraisal.
Corporations may enlarge these statutory rights by including in their certificate of incorporation a provision allowing the appraisal rights in any merger or consolidation in which the corporation is a constituent corporation. Holland Bancorp's certificate of incorporation does not enlarge these rights. See Appendix B - Section 262 of the Delaware General Corporation Law.

         Shareholders of Indiana corporations possess dissenters' rights in connection with certain mergers and other significant corporate actions. Under Indiana law, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of (1) consummation of a plan of merger, if shareholder approval is required and the shareholder is entitled to vote on the plan, (2) consummation of a plan of share exchange by which the shareholder's shares will be acquired, if the shareholder is entitled to vote on the plan, (3) consummation of a sale or exchange of all, or substantially all, the property of the corporation other than in the usual course of business, if the shareholder is entitled to vote on the sale or exchange, (4) approval of a "control share acquisition" under Indiana law (discussed below under "Anti-takeover Provisions"), and (5) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

        The Indiana dissenters' rights provisions described above do not apply, however, to the holders of shares of any class or series with respect to any transaction described above if the shares of that class or series were registered on a United States securities exchange registered under the Exchange Act or traded on the Nasdaq National Market. As of the date of this Proxy Statement-Prospectus, shares of German American common stock are traded on the Nasdaq National Market System and, therefore, German American shareholders presently are not entitled to assert dissenters' rights under Indiana law with respect to any of the transactions discussed above.

LIQUIDATION RIGHTS

         In the event of any liquidation or dissolution of German American, the holders of shares of German American common stock are entitled to receive pro rata with respect to the number of shares held by them any assets distributable to shareholders, subject to the payment of German American's liabilities and any rights of creditors and holders of shares of German American preferred stock then outstanding. Shareholders of Holland Bancorp have similar liquidation rights.

REDEMPTION AND ASSESSMENT

         Under Indiana law, shares of German American common stock are not liable to further assessment. German American may redeem or acquire shares of German American common stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. German American may not redeem or acquire shares of German American common stock if, after giving such redemption or acquisition effect, German American would not be able to pay its debts as they become due in the usual course of business, or German American's total assets would be less than the sum of its total liabilities plus, unless German American's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose stock is being redeemed or acquired if German American were to be dissolved at the time of the redemption or acquisition.

         Under Delaware law, shares of Holland Bancorp common stock are not liable to further assessment. Holland may acquire shares of Holland Bancorp common stock with funds legally available for that purpose.

ANTI-TAKEOVER PROVISIONS

         The anti-takeover measures applicable to German American and Holland Bancorp described below may have the effect of discouraging or rendering it more difficult for a person or other entity to acquire control of German American or Holland Bancorp. These measures may have the effect of discouraging certain tender offers for shares of German American or Holland Bancorp common stock that might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

         German American -- Indiana Business Corporation Law. Under the business combinations provision of the Indiana Business Corporation Law, any shareholder who acquires a 10%-or-greater ownership position in an Indiana corporation with a class of voting shares registered under Section 12 of the Exchange Act (and that has not opted-out of this provision) is prohibited for a period of five years from completing a business combination (generally a merger, significant asset sale or disposition or significant issuance of additional shares) with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. If such board approval is not obtained, then five years after a 10% shareholder has become such, a business combination with the 10% shareholder is permitted if all provisions of the articles of incorporation of the corporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of the Indiana Business Corporation Law. German American's Articles of Incorporation provide that this "business combinations" provision of Indiana law does not apply to it. However, German American could elect in the future to avail itself of the protection provided by the Indiana business combinations provision through an amendment to its articles of incorporation approved by a majority of the outstanding shares; however, such an election would not apply to a combination with a shareholder who acquired a 10% ownership position prior to the effective time of the election.

         In addition to the business combinations provision, the Indiana Business Corporation Law also contains a "control share acquisition" provision which, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Under the control share acquisition provision, unless otherwise provided in the corporation's articles of incorporation or by-laws, if a shareholder acquires shares of the corporation's voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. If such approval is not obtained, the shares held by the acquiror may be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision. The control share acquisition provision does not apply to a plan of affiliation and merger or share exchange, if the corporation complies with the applicable merger provisions and is a party to the plan of merger or plan of share exchange. German American is subject to the control share acquisition provision.

         Holland Bancorp -- Delaware General Corporation Law. The Delaware General Corporation Law contains a business combination provision which provides that a corporation may not engage in any business combination with an interested shareholder (one who owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the person became an interested shareholder unless (1) prior to the time the person became an interested shareholder, the board of directors approved either the business combination or the transaction pursuant to which the person became an interested shareholder,
(2) upon consummation of the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares outstanding at the time the transaction commenced (excluding shares owned by management and employee benefit plans) or (3) the business combination is approved at or after the time the person became an interested shareholder by the board of directors and by 66 2/3% of the outstanding voting stock not owned by the interested shareholder. A corporation may opt-out of the statute through a provision in its original certificate of incorporation or an amendment to its certificate of incorporation. Holland Bancorp has not opted-out of the Delaware business combination statute; however, because Holland Bancorp's Board of Directors has approved the company merger, the statute will not apply to the company merger.

         Unlike the Indiana Business Corporation Law, the Delaware General Corporation Law does not contain a control share acquisition statute.

         German American's Articles of Incorporation. In addition to the protections provided by the Indiana Business Corporation Law, the Articles of Incorporation of German American include a provision imposing certain supermajority vote and minimum price requirements on any "Business Combination" with a "Related Person" unless the combination has been approved by the vote of two thirds of certain members of the Board of Directors of German American who are not associated with the Related Person. This provision defines "Business Combination" very broadly to include, subject to certain conditions, (i) any merger or consolidation of German American or any of its subsidiaries into or with a Related Person, its affiliates or associates; (ii) any sale, exchange, lease, transfer or other disposition by German American or any of its subsidiaries of all or any substantial part of its or their assets or businesses to or with a Related Person, its affiliates or associates; (iii) the purchase, exchange, lease or acquisition by German American or any of its subsidiaries of all or any substantial part of the assets or businesses of a Related Person, its affiliates or associates; (iv) any reclassification of securities, recapitalization or other transaction that has the effect of increasing the proportionate amount of German American's Common Stock (or other voting capital security) beneficially owned by a Related Person; (v) any partial or complete liquidation, spinoff or splitup of German American or any of its subsidiaries; and (vi) the acquisition by a Related Person of beneficial ownership upon issuance of Common Stock (or other voting capital shares) of German American or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares. "Related Person" also is defined broadly to mean any person (which includes any individual, corporation or entity other than German American or its subsidiaries) who (i) beneficially owns ten percent or more of German American Common Stock (or other voting capital security) (a "Ten Percent Shareholder"); (ii) any person who within the preceding two-year period has been a Ten Percent Shareholder and who directly or indirectly controls, is controlled by, or is under common control with German American; or (iii) any person who has received, other than pursuant to or in a series of transactions involving a public offering within the meaning of the Securities Act of 1933, German American Common Stock (or other voting capital security) that has been owned by a Related Person within the preceding two-year period. In the absence of approval by the German American Directors who are not associated with the Related Person or, in the alternative, the agreement by the Related Person to pay all other shareholders a certain minimum price for their shares, a Business Combination with a Related Person would require the approval of 80 percent of the outstanding voting stock plus the approval of a majority of the outstanding shares that are riot controlled by the Related Person. In general terms, the restrictions apply to mergers or consolidations of German American or any subsidiary with any Related Person, transfers or encumbrances of all or substantially all of the assets of German American to a Related Person, the adoption of any plan of liquidation proposed by a Related Person or any transaction which would have the effect, directly or indirectly, of increasing the proportionate share of any class of equity securities of German American or any shareholder (including affiliates and associates) who is the beneficial owner of more than 10 percent of the voting power of the then outstanding shares entitled to vote generally in the election of directors of German American. Absent the provision regulating Business Combinations, mergers, consolidations, and sales of all or substantially all assets would require only the approval of a majority of the Board of Directors and (subject to the rights of any preferred stock issued in the future) the affirmative vote of a majority of the total number of outstanding shares of German American entitled to vote on the matter.

         German American's Articles of Incorporation also include provisions requiring (1) the Board of Directors to consider non-financial factors in the evaluation of business combinations and tender or exchange offers, such as the social and economic effects on employees, customers, creditors and the communities in which German American operates, and (2) any person acquiring 15% of the then issued and outstanding stock of German American to pay equal consideration in connection with the acquisition of any further shares. These provisions require an 80% affirmative vote of the issued and outstanding shares of German American common stock entitled to vote thereon in order to be amended or repealed.

         German American Shareholder Rights Plan. On April 27, 2000, the Board of Directors of German American adopted a shareholder rights plan and declared a dividend of one right for each issued and outstanding share of German American common stock as of May 10, 2000, and each share of German American common stock issued after that date (including German American shares issued to holders of Holland Bancorp common stock pursuant to the merger agreement). See "-- Authorized But Unissued Shares-German American." The purpose of the rights plan is to deter certain coercive tactics that have been used to acquire control of public corporations and to enable the Board of Directors to represent effectively the interests of the shareholders in the event of a takeover attempt. The plan will not deter negotiated mergers or business combinations that the Board of Directors determines to be in the shareholders' best interests and in the best interests of German American. The plan is designed to force an acquiror to deal with the Board of Directors. If the acquiror's proposal is not approved by the Board, the issuance of the rights provided for in the plan would dramatically alter the capital structure of German American, thereby making the acquiror's proposals unattractive to it. The involvement of the Board of Directors could improve the price and terms of any acquisition proposal.

         The German American Series A Preferred Shares that underly the rights are non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, are subordinate to all other series of preferred stock of German American. The terms of the Series A preferred shares are intended to make the value of one one-hundredth of a Series A preferred share equivalent to one German American common share. Each German American Series A preferred share will be entitled to receive, when, as and if declared, a quarterly dividend in an amount equal to the greater of $1.00 per share or 100 times the quarterly cash dividend declared on German American common stock. In addition, the German American Series A preferred stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on the German American common stock, in like kind.

In the event of liquidation, the holders of German American Series A preferred stock will be entitled to receive a liquidation payment in an amount equal to 100 times the liquidation payment made per share of German American common stock. Each share of German American Series A preferred stock will have 100 votes, subject to adjustment, voting together with the German American common stock and not as a separate class unless otherwise required by law or German American's Articles of Incorporation. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of German American Series A preferred stock will be entitled to receive 100 times the amount received per share of German American common stock. The rights of the German American Series A preferred stock as to dividends, voting rights and liquidation are protected by anti-dilution provisions. No shares of the German American Series A preferred stock will be issued unless and until the rights to purchase such shares under German American's shareholder rights plan become exercisable.

         The terms and conditions of the rights and of the Series A Preferrred Shares are specified by a Rights Agreement, dated April 27, 2000, between German American and UMB Bank, N.A., as Rights Agent. The above description of German American's shareholder rights plan and related Series A Preferred Shares does not purport to be complete. For additional information, see the Rights Agreement, which is attached to German American's current report on Form 8-K filed May 5, 2000 as Exhibit 4.01 and is specifically incorporated herein by reference. See "Where You Can Find More Information."

         Holders of Holland common stock will receive one German American right for each share of German American common stock that they receive pursuant to the merger agreement. Holland Bancorp does not have a shareholder rights plan.

DIRECTOR LIABILITY

         Under Indiana law, a director of German American will not be personally liable to shareholders for any action taken as a director, or any failure to take any action, unless (1) the director has breached or failed to perform his duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation and
(2) such breach or failure to perform constitutes willful misconduct or recklessness.

                                  LEGAL MATTERS

         The validity of the shares of German American common stock to be issued in the merger and the federal income tax consequences of the merger will be passed upon by Ice Miller Donadio & Ryan, Indianapolis, Indiana, as counsel for German American.

                                     EXPERTS

         Crowe, Chizek and Company LLP, independent certified public accountants, have audited the consolidated balance sheets of German American as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. Crowe, Chizek and Company LLP's reports thereon are incorporated by reference herein in reliance upon their authority as experts in accounting and auditing.

         The opinion of Olive Corporate Finance LLC, and the information provided by Olive Corporate Finance LLC, under "THE MERGER -- Opinion of Financial Adviser to Holland Bancorp," has been included herein in reliance upon its authority as experts in valuation of financial institutions and their securities in connection with mergers and acquisitions.

                                  OTHER MATTERS

         The special meeting is called for the purposes set forth in the Notice attached to this Proxy Statement. The Board of Directors of Holland Bancorp knows of no other matters for action by shareholders at the special meeting other than the matters described in the Notice. However, the enclosed proxy will confer discretionary authority to the persons named therein with respect to any such matters, none of which are known to the Board of Directors of Holland Bancorp as of the date hereof, which may properly come before the Special Meeting. It is the intention of the persons named in the proxy to vote pursuant to the proxy with respect to such matters in accordance with the best judgment of the person named in the proxy.

                           FORWARD-LOOKING STATEMENTS

         This document (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of German American and Holland Bancorp, as well as certain information relating to the mergers, including, without limitation statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk. To comply with the terms of a "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 that protects the making of such forward-looking statements from liability under certain circumstances, German American notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. These risks and uncertainties that may affect the operations, performance, development and results of German American's business include, but are not limited to, the following: (a) the risk of adverse changes in business and economic conditions generally and in the specific markets in which its bank subsidiaries operate which might adversely affect credit quality and deposit and loan activity; (b) the risk of rapid increases or decreases in interest rates, which could adversely affect German American's net interest margin if changes in its cost of funds do not correspond to the changes in income yields; (c) possible changes in the legislative and regulatory environment that might negatively impact German American and its subsidiaries through increased operating expenses or restrictions on authorized activities; (d) the possibility of increased competition from other financial and non-financial institutions; (e) the risk that borrowers may misrepresent information to management of its bank subsidiaries, leading to loan losses, which is an inherent risk of the activity of lending money; (f) the risk that banks that German American may acquire in the future may be subject to undisclosed asset quality problems, contingent liabilities or other unanticipated problems; and (g) other risks detailed from time to time in German American's filings with the Securities and Exchange Commission. German American does not undertake any obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

                       WHERE YOU CAN FIND MORE INFORMATION

         German American is subject to the reporting requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the following locations of the SEC:


          Public Reference Room           Midwest Regional Office
          450 Fifth Street, N.W.          500 West Madison Street
          Room 1024                       Suite 1400
          Washington, D.C. 20549          Chicago, IL 60661-2511


You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding German American, and the address of that site is http://www.sec.gov. German American's common stock is quoted on the Nasdaq National Market System and reports, proxy statements and other information concerning German American are available for inspection and copying at prescribed rates at the office of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

         German American has filed with the SEC a Registration Statement on Form S-4 under the Securities Act with respect to the shares of German American common stock to be issued in connection with its merger with Holland Bancorp. This Proxy Statement -- Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement, including the exhibits filed as a part thereof or incorporated therein by reference, which can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at the addresses set forth above or retrieved from the SEC's website at the address set forth above.

         The SEC allows German American to "incorporate by reference" information into this document. This means that German American can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document. This document incorporates by reference the documents listed below that German American has previously filed with the SEC. They contain important information about German American and its financial condition and results of operations.

         The following documents previously filed by German American (SEC File No. 0-11244) with the SEC pursuant to the Exchange Act are incorporated herein by reference:

         Annual Report on Form 10-K              Year ended December 31, 1999
                                                 as filed March 29, 2000

         Quarterly Report on Form 10-Q           Quarter ended March 31, 2000
                                                 as filed May 12, 2000

         Current Reports on Form 8-K             Filed March 24, 2000 and
                                                 May 5, 2000

         German American also incorporates by reference into this document:

          - the description of German American's Common Shares set forth in Pre-Effective Amendment No. 3 to German American's Registration Statement (File No. 333-46913) filed on Form S-4 on May 5, 1998, and the description of German American's Preferred Share Purchase Rights set forth in its Registration Statement on Form 8-A filed May 15, 2000, including any subsequent amendment or report filed with the Commission for the purpose of updating such descriptions; and

          - additional documents that it may file with the SEC between the date of this document and the date of the Holland Bancorp special meeting, including such documents as periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

         German American has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to German American, and Holland Bancorp has supplied all information relating to Holland Bancorp.

         You can obtain any of the documents incorporated by reference in this document through German American or from the SEC through the SEC's Internet world wide web site at the address listed above. Documents incorporated by reference are available from German American without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from German American at the following address:

         German American Bancorp

         Investor Relations
         711 Main Street, Box 810
         Jasper, Indiana 47546
         (812) 482-1314

         If you would like to request documents, please do so by [___________, 2000] to receive them before the meeting. If you request any incorporated documents, German American will mail them to you by first class mail, or another equally prompt means, within one business day after German American receives your request.

         Neither German American nor Holland Bancorp has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this Prospectus/Proxy Statement or in any of the materials that we've incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                               LIST OF APPENDICES



Agreement and Plan of Reorganization, dated June 27, 2000........ Appendix A
Section 262 of the Delaware General Corporation Law.............. Appendix B
Fairness Opinion of Olive Corporate Finance, LLC................. Appendix C

                      AGREEMENT AND PLAN OF REORGANIZATION


                                 by and among


                              HOLLAND BANCORP, INC.
                             a Delaware corporation,



                           THE HOLLAND NATIONAL BANK,
                         a national banking association,



                            GERMAN AMERICAN BANCORP,
                             an Indiana corporation,


                                       and

                            THE GERMAN AMERICAN BANK,
                         an Indiana banking corporation,



                                 June 27, 2000

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made June 27, 2000, by and among HOLLAND BANCORP, INC., a Delaware corporation ("Holland"), THE HOLLAND NATIONAL BANK, a national banking association ("Holland Bank"), GERMAN AMERICAN BANCORP, an Indiana corporation ("German American"), and THE GERMAN AMERICAN BANK, an Indiana banking corporation ("GAB").

                                    Recitals

A. Holland is a corporation duly organized and existing under the General Corporation Law of Delaware ("DGCL") that is duly registered with the Board of Governors of the Federal Reserve System ("FRB") as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHC Act"). Holland owns all of the outstanding capital stock of Holland Bank.
B. Holland Bank is an association duly organized and existing as a bank under the National Bank Act, and a wholly owned subsidiary of Holland.
C. German American is a corporation duly organized and existing under the Indiana Business Corporation Law ("IBCL") that is duly registered as a bank holding company under the BHC Act. German American owns all of the outstanding capital stock of GAB.
D. GAB is a corporation duly organized and existing as a bank under the Indiana Financial Institutions Act ("IFIA").
E. The parties desire to effect simultaneous transactions whereby, in consideration of the issuance of German American Common Stock to the shareholders of Holland, Holland will be merged with and into German American and Holland Bank will be merged with and into GAB.

                                   Agreements

         In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I

                         TERMS OF THE MERGERS & CLOSING

         Section 1.01. The Holding Company Merger. Pursuant to the terms and provisions of this Agreement, the DGCL, the IBCL and the Plan of Merger attached hereto as Appendix A and incorporated herein by reference (the "Holding Company Plan of Merger"), Holland shall merge with and into German American (the "Holding Company Merger"), immediately preceding the Bank Merger (as defined below). Holland shall be the "Merging Holding Company" in the Holding Company Merger and its corporate identity and existence, separate and apart from German American, shall cease on consummation of the Holding Company Merger. German American shall be the "Surviving Holding Company" in the Holding Company Merger, and its name shall not be changed pursuant to the Holding Company Merger.

         Section 1.02. Effect of the Holding Company Merger. The Holding Company Merger shall have all the effects provided by the DGCL and the IBCL.

         Section 1.03. The Holding Company Merger - Conversion of Shares.

               (a) (I) At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger, or at the time of filing with the Delaware Secretary of State of an appropriate Certificate of Merger, whichever is later, each with respect to the Holding Company Merger, or (II) at such later time as shall be specified by such Articles of Merger and Certificate of Merger (the "Effective Time"):

                    (i) Except as  provided  by Section  1.03(f),  the shares of common stock, $10.00 par value, of Holland ("Holland Common") that are issued and outstanding immediately prior to the Effective Time shall thereupon and without further action be converted into (A) shares of common stock, no par value, $1.00 stated value, of German American ("German American Common"), and
               (B) rights to purchase one one-hundredth of a Series A Preferred Share of German American under the terms and conditions of the Rights Agreement between German American and UMB Bank, N.A., as Rights Agent, dated April 27, 2000 ("Rights"), at the ratio of
               3.5 shares of German American Common and 3.5 Rights for each share of Holland Common (the "Exchange Ratio").

                    (ii) The shares of German American Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of German American Common.

               (b) No fractional shares of German American Common shall be issued and, in lieu thereof, holders of shares of Holland Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Holland Common held by such holder) shall be paid an amount in cash equal to the product of multiplying such fractional share by the average of the lowest closing asked prices and highest closing bid prices of German American Common as reported by the NASDAQ National Market System for each trading day within the period of ten trading days that ends on the second business day preceding the Closing Date (as defined by Section 1.09 hereof).

               (c) At the Effective Time, all of the outstanding shares of Holland Common, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Holland Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, certificates for the shares of German American Common, the Rights, and (if applicable) the cash payment to which such holder is entitled (the "Merger Consideration") upon the surrender of such Certificate or Certificates in accordance with Section 1.08.

               (d) At the Effective Time, each share of Holland Common, if any, held in the treasury of Holland or by any direct or indirect subsidiary of Holland (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled.

               (e) If (i) German American shall hereafter declare a stock dividend or other distribution of property or securities (other than a cash dividend) upon the German American Common or shall subdivide, split up, reclassify or combine the German American Common, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate adjustment or adjustments will be made to the Exchange Ratio.

               (f) If any holders of Holland Common dissent from the Holding Company Merger and demand appraisal rights under the DGCL, any issued and outstanding shares of Holland Common held by such dissenting holders shall not be converted as described in this Section 1.03 but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holders pursuant to the DGCL; provided, however, that each share of Holland Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his demand for appraisal rights or lose his right to exercise appraisal rights shall have only such rights as provided under the DGCL.

         Section 1.04. The Bank Merger.

               (a) Pursuant to the terms and provisions of this Agreement, the Indiana Financial Institutions Act ("IFIA"), the National Bank Act, and the Agreement and Plan of Bank Merger attached hereto as Appendix B and incorporated herein by reference (the "Bank Plan of Merger"), Holland Bank shall merge with and into GAB (the "Bank Merger") immediately following the Holding Company Merger. Holland Bank shall be the "Merging Bank" in the Bank Merger and GAB shall be the "Surviving Bank" and shall continue its corporate existence under its charter under the provisions of the IFIA.

               (b) For a reasonable transitional period from and after the effective time of the Bank Merger, and subject to compliance with law, GAB shall conduct its operations from the former offices of Holland Bank under the assumed name "Holland National Bank."

         Section 1.05. Effect of the Bank Merger. The Bank Merger shall have all of the effects provided by the IFIA.

         Section 1.06. The Bank Merger - No Conversion of Shares. At the effective time of the Bank Merger, the shares of GAB that were issued and outstanding immediately prior to the Bank Merger shall continue to be issued and outstanding, and the shares of Holland Bank shall be canceled.

         Section 1.07. The Closing. The closing of the Mergers (the "Closing") shall take place on the Closing Date described in Section 1.09 of this Agreement, and at such time and at such place as the parties may determine.

         Section 1.08. Exchange Procedures; Surrender of Certificates.

               (a) UMB Bank, N.A., Kansas City, Missouri, shall act as Exchange Agent in the Holding Company Merger (the "Exchange Agent").

               (b) As soon as reasonably practicable but in no event more than five working days after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive a pro rata portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as German American may reasonably specify) (each such letter the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practical but in no event more than fifteen days after surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall transmit to the holder of such Certificate(s) representing shares of German American Common the applicable aggregate amount of Merger Consideration, including shares of German American Common computed by application of the Exchange Ratio, plus a check representing any cash payable in lieu of issuance of a fractional share, if any. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. German American reserves the right in all cases to require that a surety bond on terms and in an amount satisfactory to German American be provided to German American at the expense of the Holland shareholder in the event that such shareholder claims loss of a Certificate and requests that German American waive the requirement for surrender of such Certificate.

               (c) No dividends that are otherwise payable on shares of German American Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of German American Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of German American Common shall be issued any dividends which shall have become payable with respect to such shares of German American Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

         Section 1.09. The Closing Date. The Closing shall take place on the last business day of the month during which each of the conditions in Sections 6.01(d) and 6.02(d) is satisfied or waived by the appropriate party, or on such later or earlier date as Holland and German American may agree (the "Closing Date"). The parties shall use their best efforts to cause the Effective Time of both Mergers to be as of the first day of the calendar month that follows the month in which the Closing occurs.

         Section 1.10. Actions At Closing.

               (a) At the Closing, Holland shall deliver to German American:

                    (i) a certified copy of the Certificate of Incorporation and
               Bylaws of Holland, as amended, and a certified copy of the Articles of Association and Bylaws of Holland Bank, as amended;

                         (ii) a certificate or certificates  signed by the chief
                    executive officer of Holland and Holland Bank stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article Two hereof is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) Holland and Holland Bank have performed and complied in all material respects, unless waived by German American, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

                         (iii) certified  copies of the resolutions of Holland's
                    Board of Directors and shareholders, approving and authorizing the execution of this Agreement and the Plan of Merger and authorizing the consummation of the Holding Company Merger;

                         (iv) a  certified  copy of the  resolutions  of Holland
                    Bank's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

                         (v) a certificate  of the Delaware  Secretary of State,
                    dated a recent date, stating that Holland is duly organized and exists under the DGCL;

                         (vi) a certificate of the Office of the  Comptroller of
                    the Currency ("OCC") dated a recent date, stating that Holland Bank is duly organized and exists under the laws of the United States; and

                         (vii) the legal  opinion of Bose  McKinney & Evans LLP,
                    counsel for Holland to the effect set forth as Exhibit 1.10(a)(vii).

               (b) At the Closing, German American shall deliver to Holland:

                         (i) a certificate signed by the Chief Executive Officer
                    of German American stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and
                    (B) German American has performed and complied in all material respects, unless waived by Holland, with all of its obligations and agreements required to be performed hereunder prior to the Closing Date;

                         (ii) a  certified  copy of the  resolutions  of  German
                    American's Board of Directors authorizing the execution of this Agreement and the Plan of Merger and the consummation of the Holding Company Merger;

                         (iii) a  certified  copy of the  resolutions  of  GAB's
                    Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

                         (iv) the legal  opinion  of Ice  Miller  Donadio & Ryan
                    Miller Donadio & Ryan, counsel for German American, in the form attached hereto as Exhibit 1.10(b)(iv); and

                         (v) certificates of the Indiana Secretary of State, dated a recent date, stating that German American and GAB each exist under the IBCL and IFIA, respectively.

               (c) At the Closing, the parties shall execute and/or deliver to one another such documents and instruments and take such other actions as shall be necessary or appropriate to consummate the Mergers.

                                   ARTICLE II
           REPRESENTATIONS AND WARRANTIES OF HOLLAND AND HOLLAND BANK

         Holland  and  Holland  Bank  hereby   severally   make  the   following
representations and warranties to German American and GAB:

         Section 2.01. Organization and Capital Stock.

               (a) Holland is a corporation duly organized and validly existing under the DGCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

               (b) Holland Bank is an association duly organized and validly existing under the National Bank Act and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

               (c) Holland has authorized capital stock of 500,000 shares of Holland Common, $10.00 par value, of which, as of the date of this Agreement, 268,544 shares are issued and outstanding. All such shares of Holland Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of Holland Common has been issued in violation of any preemptive rights of the current or past shareholders of Holland or in violation of any applicable federal or state securities laws or regulations.

               (d) Holland Bank has authorized capital stock of 45,000 shares of common stock, $10.00 par value, all of which shares are issued and outstanding ("Holland Bank Common"). All of such shares of Holland Bank Common are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Holland Bank Common has been issued in violation of any preemptive rights of the current or past shareholders of Holland Bank or in violation of any applicable federal or state securities laws or regulations.

               (e)  There  are no  shares  of  capital  stock  or  other  equity securities of Holland or Holland Bank authorized, issued or outstanding (except as set forth in this Section 2.01) and, except for outstanding stock options issued by Holland to employees of Holland Bank with respect to the right to purchase 2,250 shares of Holland Common, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Holland or Holland Bank, or contracts, commitments, understandings or arrangements by which Holland or Holland Bank are or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

         Section 2.02. Authorization; No Defaults. The Boards of Directors of Holland and Holland Bank have each, by all appropriate action, approved this Agreement, the applicable Plan of Merger and the Merger or Bank Merger, as applicable and contemplated thereby, and have authorized the execution of this Agreement and the applicable Plan of Merger on their behalf by their duly authorized officers and the performance by Holland and Holland Bank of their respective obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of Holland, as amended, or the Articles of Association or Bylaws of Holland Bank, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Holland or Holland Bank is bound or subject, would prohibit Holland or Holland Bank from consummating, or would be violated or breached by Holland's or Holland Bank's consummation of, this Agreement, the Merger or the Bank Merger and other transactions contemplated herein on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Holland and Holland Bank and constitutes a legal, valid and binding obligation of Holland and Holland Bank, enforceable against Holland and Holland Bank in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles. No corporate acts or proceedings, other than the approval of the Holding Company Merger by the shareholders of Holland in accordance with the DGCL, are required by law to be taken by Holland or Holland Bank to authorize the execution, delivery and performance of this Agreement. Neither Holland nor Holland Bank is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its certificate of incorporation, charter or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

         Section 2.03. Subsidiaries. Except as otherwise disclosed in a confidential writing delivered by Holland and Holland Bank to German American and executed by all the parties concurrently with the execution of this Agreement (the "Disclosure Schedule"), and except for the ownership by Holland of all the capital stock of Holland Bank, to the knowledge of Holland, neither Holland nor Holland Bank has (or has had at any time in the last five years) any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business.

         Section 2.04. Financial Information.

               (a) Holland has furnished to German American the consolidated balance sheets of Holland as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, together with the unqualified opinion thereon of Krueger & Associates, independent certified public accountants. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be reflected in the notes thereto), and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Holland in all material respects as of the dates and for the periods indicated.

               (b) Holland Bank has furnished to German American its Consolidated Reports of Condition and Income as filed with the FFIEC for the quarter ended March 31, 2000, and for each of the quarters ended during 1999 and 1998 (the "Call Reports"). The Call Reports were prepared in accordance with the applicable regulatory instructions on a consistent basis with previous such reports, and fairly present the financial position and results of operations of Holland Bank in all material respects as of the dates and for the periods indicated, subject, however, to normal recurring year-end adjustments, none of which were material.

               (c) Neither Holland nor Holland Bank has any material liability, fixed or contingent, except to the extent set forth in the financial statements and the Call Reports described in subsections (a) and (b) of this Section 2.04 (collectively, the "Holland Financial Statements") or incurred in the ordinary course of business since the date of the most recent balance sheet of Holland or Holland Bank included in the Holland Financial Statements.

               (d) Holland does not engage in the lending business (except by and through Holland Bank) or any other business or activity other than that which is incident to its ownership of all the capital stock of Holland Bank, and to the knowledge of Holland does not own any investment securities (except the capital stock of Holland Bank).

         Section 2.05. Absence of Changes. Since December 31, 1999, and except to the extent reflected in the Call Reports, there has not been any material adverse change in the financial condition, the results of operations or the business of Holland or Holland Bank, taken as a whole.

         Section 2.06. Absence of Agreements with Banking Authorities. Except as disclosed in the Disclosure Schedule, neither Holland nor Holland Bank is subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the Federal Deposit Insurance Corporation ("FDIC"), the OCC, the FRB, and the DFI.

         Section 2.07. Tax Matters. Holland and Holland Bank have filed all federal, state and local tax returns due in respect of any of its business, income and properties in a timely fashion and has paid or made provision for all amounts shown due on such returns. All such returns fairly reflect the information required to be presented therein in all material respects. All provisions for accrued but unpaid taxes contained in the Holland Financial Statements were made in accordance with generally accepted accounting principles.

         Section 2.08. Absence of Litigation. There is no material litigation, claim or other proceeding pending or, to the knowledge of Holland, threatened, before any judicial, administrative or regulatory agency or tribunal, to which Holland or Holland Bank is a party or to which any of their properties are subject.

         Section 2.09. Employment Matters.

               (a) Except as disclosed in the Disclosure Schedule, neither Holland nor Holland Bank is a party to or bound by any material contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by Holland or Holland Bank, respectively, on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.

               (b) Holland and Holland Bank are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) neither Holland nor Holland Bank is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Holland or Holland Bank pending or, to the knowledge of Holland, threatened before the National Labor Relations Board;
          (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Holland, threatened against or directly affecting Holland or Holland Bank; and (iv) neither Holland nor Holland Bank has experienced any material work stoppage or other material labor difficulty during the past five years.

               (c) Except as set forth in the Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Holland or Holland Bank from either of such entities,
          (ii) increase any benefit otherwise payable under any of their employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by Holland or Holland Bank to or with respect to any employee or former employee of Holland of Holland Bank will fail to be deductible for federal income tax purposes by reason of Section 280G of the Internal Revenue Code of 1986, as amended ("Code") or otherwise.

         Section 2.10. Reports. Since January 1, 1998, Holland and Holland Bank have, to their knowledge, filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) the Securities and Exchange Commission ("SEC"), (ii) the FRB, (iii) the FDIC, (iv) the OCC, (v) the DFI, and (vi) any other governmental authority with jurisdiction over Holland or Holland Bank. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

         Section 2.11. Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Holland Bank, as reflected in the Call Reports, are carried on the books of Holland Bank in accordance with generally accepted accounting principles, consistently applied. Holland Bank does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

         Section 2.12. Loan Portfolio. To the knowledge of Holland, all loans and discounts shown in the Call Reports, or which were entered into after March 31, 2000, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Holland Bank, in accordance in all material respects with Holland Bank's lending policies and practices unless otherwise approved by Holland Bank's Board of Directors, and are not, to Holland Bank's knowledge, subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. To the knowledge of Holland, the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine. Holland Bank has in all material respects complied and will through the Closing Date continue to comply in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in the Disclosure Schedule, Holland Bank has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Holland has no knowledge that any condition of property in which Holland Bank has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (defined in Section 2.15) in any material respect or obligates Holland, or Holland Bank, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

         Section 2.13. ERISA.

               (a) Except as disclosed in the Disclosure Schedule, no person participates in any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), nor may any person reasonably expect to participate in any such plan, in either case, on account of his or her past or present employment with Holland or Holland Bank. Holland and Holland Bank do not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements (referred to collectively hereinafter as "fringe benefit arrangements") for any past or present employee, director, consultant or agent of Holland or Holland Bank, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), except as listed in the Disclosure Schedule. For purposes of this Section 2.13, each "employee welfare benefit plan," each "employee pension benefit plan" and each "fringe benefit plan" shall be referred to individually as a "Plan" and collectively as the "Plans," unless otherwise specifically provided herein.

               (b) During the past sixty months, neither Holland nor Holland Bank has maintained any employee welfare benefit plan or any employee pension benefit plan except for those plans listed on the Disclosure Schedule. Except as disclosed on the Disclosure Schedule, neither Holland nor Holland Bank has amended any employee welfare plan or any employee pension benefit plan listed on the Disclosure Schedule since December 31, 1998."

               (c)  To  the  knowledge  of  Holland,  all  Plans  listed  on the
          Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on the Disclosure Schedule, all employee pension benefit plans maintained by Holland and Holland Bank have at all times qualified under Section 401(a) of the Code and have been and continue to be tax exempt under
          Section 501(a) of the Code, and a favorable determination as to the qualification under the Code of each plan and each amendment thereto has been made by the Internal Revenue Service. Except as disclosed in the Disclosure Schedule, neither Holland nor Holland Bank has (i) incurred any liability for tax under Section 4971 of the Code on account of any accumulated funding deficiency and no Plan listed in the Disclosure Schedule has incurred any accumulated funding deficiency within the meaning of Section 412 or 418(B) of the Code;
          (ii) applied for or obtained a waiver by the IRS of any minimum funding requirement under Section 412 of the Code; (iii) become subject to any disallowance of deductions under Sections 419 or 419(A) of the Code; (iv) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; (v) incurred any liability to the Pension Benefit Guaranty Corporation; (vi) had a reportable event (within the meaning of Section 4043 of ERISA); or (vii) to the knowledge of Holland or Holland Bank breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

               (d) A true and correct copy of each of the Plans listed on the Disclosure Schedule as in effect on the date hereof and each trust agreement relating to each such plan and arrangement, including all amendments to such Plans and trusts, has been supplied to German
          American, and a true and correct copy of each summary plan description, to the extent required by ERISA, for each Plan listed in the Disclosure Schedule has been supplied to German American. A true and correct copy of the annual report (as described in Section 103 of ERISA) most recently filed for each Plan listed in the Disclosure Schedule, to the extent required by ERISA, has been supplied to German American, and there have been no material changes in the financial condition in the respective Plans from that stated in the annual reports supplied. In the case of any Plan which is not in written form, the Disclosure Schedule includes an accurate description of such Plan. Neither Holland nor Holland Bank would have any liability or contingent liability if any Plan listed on the Disclosure Schedule (including without limitation the payment by Holland or Holland Bank of premiums for health care coverage for active employees or retirees) were terminated or if Holland or Holland Bank were to cease its participation therein. Except as disclosed in the Disclosure Schedule, neither Holland nor Holland Bank nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising "lifetime" or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by Holland Bank or Holland at their discretion at any time without further obligation.

               (e) Except as disclosed in the Disclosure Schedule, in the case of each Plan listed in the Disclosure Schedule which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, as determined in accordance with an actuarial costs method acceptable under section 3(31) of ERISA.

               (f) On a timely basis, Holland and Holland Bank have made all contributions or payments to or under each Plan listed in the Disclosure Schedule as required pursuant to each such Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such Plans which have not been made because they are not yet due.

               (g) No Plan listed in the Disclosure Schedule has ever acquired or held any "employer security" or "employer real property" (each as defined in Section 407(d) of ERISA).

               (h) Neither Holland nor Holland Bank has ever contributed or is obligated to contribute under any "multi-employer plan" (as defined in Section 3(37) of ERISA).

               (i) Holland and Holland Bank have complied with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") to the extent so required. Except as listed in the Disclosure Schedule, neither Holland nor Holland Bank provides or is obligated to provide health or welfare benefits to any current or future retired or former employee other than any benefits required to be provided under COBRA.

               (j) Except as disclosed in the Disclosure Schedule, the Bank Merger will not result in the payment, vesting or acceleration of any benefit under any Plan sponsored or contributed to by Holland or Holland Bank.

         Section 2.14. Title to Properties; Insurance. Holland and Holland Bank have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Holland Financial Statements and easements, rights-of-way, and other restrictions which are not material and, in the case of Other Real Estate Owned, as such real estate is internally classified on the books of Holland Bank, rights of redemption under applicable law) to all real properties reflected on the Holland Financial Statements as being owned by Holland or Holland Bank, respectively. All material leasehold interests used by Holland and Holland Bank in their respective operations are held pursuant to lease agreements which are valid and enforceable in accordance with their terms. All such properties owned by Holland or Holland Bank comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Holland, threatened with respect to such properties. Holland and Holland Bank have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by Holland and Holland Bank in their respective businesses free and clear of any claim, defense or right of any other person or entity which is material to Holland's and/or Holland Bank's ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by Holland or Holland Bank are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.

               Section 2.15. Environmental Matters.

               (a) As used in this Agreement, "Environmental Laws" means all local, state and federal environmental laws and regulations in all jurisdictions in which Holland or Holland Bank has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, and the Federal Clean Air Act.

               (b) Except as disclosed in the Disclosure Schedule or in the environmental reports generated pursuant to Sections 4.01(a)(xv) or 4.06, to the knowledge of Holland, neither (i) the conduct by Holland and Holland Bank of operations at any property, nor (ii) any condition of any property owned by Holland or Holland Bank within the past ten
          (10) years and used in their business operations, nor (iii) to the knowledge of Holland the condition of any property owned by them within the past ten (10) years but not used in their business operations, nor (iv) to the knowledge of Holland or Holland Bank the condition of any property held by them as a trust asset within the past ten (10) years, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) Holland or Holland Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither Holland nor Holland Bank has received any notice from any person or entity that Holland or Holland Bank or the operation of any facilities or any property owned by either of them, or held as a trust asset, are or were in violation of any
          Environmental Laws or that either of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

         Section 2.16. Compliance with Law. Holland and Holland Bank each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations, the violation of which would be material.

         Section 2.17. Brokerage. There are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Merger and the Bank Merger payable by Holland or Holland Bank.

         Section 2.18. Material Contracts. Except as set forth in the Disclosure Schedule, neither Holland nor Holland Bank is a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the FHLBB and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of $10,000 or for the performance of services over a period of more than thirty days and involving an amount in excess of $10,000; (vi) joint venture or partnership agreement or arrangement; (vii) material contract, arrangement or understanding with any present or former consultant, advisor, investment banker, broker, attorney or accountant; or (viii) contract, agreement or other commitment not made in the ordinary course of business.

         Section 2.19. Compliance with Americans with Disabilities Act. (a) To the best of Holland's knowledge, Holland and Holland Bank and their respective properties (including those held by either of them in a fiduciary capacity) are in compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA"), and (b) no action under the ADA against Holland, Holland Bank or any of its properties has been initiated nor, to the best of Holland's knowledge, has been threatened or contemplated.

         Section 2.20. Statements True and Correct. To the best of the knowledge of Holland, none of the information supplied or to be supplied by Holland or Holland Bank for inclusion in any documents to be filed with the FRB, the SEC, the OCC, the DFI, the FDIC, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

         Section 2.21. Holland's Knowledge. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of Holland" or words of similar import, it is understood and agreed that matters within the knowledge of the directors and the executive officers of Holland and Holland Bank shall be considered to be within the knowledge of Holland.


                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF GERMAN AMERICAN AND GAB

         German   American  and  GAB  hereby   severally   make  the   following
representations and warranties to Holland and Holland Bank:

         Section 3.01. Organization and Capital Stock

               (a) German American is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

               (b) GAB is a corporation duly incorporated and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the capital stock of GAB is owned by German American.

               (c) German American has authorized capital stock of (i) 20,000,000 shares of German American Common, no par value, $1 stated value, of which, as of the date of this Agreement, 9,048,593 shares are issued and outstanding, and (ii) 500,000 shares of preferred stock, $10 par value per share, of which no shares are issued and outstanding, including 400,000 unissued shares that have been designated "Series A Preferred Shares" and that have been reserved for potential issuance upon exercise of Rights. All of the issued and outstanding shares of German American Common are duly and validly issued and outstanding, fully paid and non-assessable.

               (d) The shares of German American Common that are to be issued to the shareholders of Holland pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

         Section 3.02. Authorization. The Boards of Directors of German American and GAB have each, by all appropriate action, approved this Agreement and the Mergers and authorized the execution hereof on their behalf by their duly authorized officers and the performance by each such entity of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of German American or GAB, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries is bound or subject would prohibit German American or GAB from entering into and consummating this Agreement and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by German American and GAB and constitutes a legal, valid and binding obligation enforceable against each of them in accordance with its terms , except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization,  and  similar  laws  of  general  applicability  relating  to or affecting creditors' rights or by general equitable principles. No other corporate acts or proceedings are required by law to be taken by German American or GAB to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB, FDIC and DFI, compliance with and notices to the OCC under the National Bank Act, and the SEC's order declaring effective German American's registration statement under the 1933 Act with respect to the Holding Company Merger, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by German American or GAB. Neither German American nor GAB is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

         Section 3.03. Subsidiaries. Each of German American's subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

         Section 3.04. Financial Information. The consolidated balance sheet of German American and its subsidiaries as of December 31, 1999 and 1998 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 1999, together with the notes thereto, included in German American's Annual Report on Form 10-K, as filed with the SEC on March 29, 2000 (the "10-K") and the consolidated balance sheet of German American and its subsidiaries as of March 31, 2000 and related consolidated statements of income and cash flows for the three months then ended , together with the notes thereto, included in German American's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (the "10-Q") (together, the "German American Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of German American and its consolidated subsidiaries as of the dates and for the periods indicated.

         Section 3.05. Absence of Changes. Since March 31, 2000, there has not been any material adverse change in the consolidated financial condition or the consolidated results of operations or the business of German American and its subsidiaries, taken as a whole.

         Section 3.06. Reports. Since January 1, 1998 (or, in the case of subsidiaries of German American, the date of acquisition thereof by German American, if later), German American and each of its subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC,
(ii) the FRB, (iii) the FDIC, (iv) the DFI, (v) the OCC, (vi) any applicable state securities or banking authorities, and (vii) any other governmental authority with jurisdiction over German American or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

         Section 3.07. Absence of Litigation. There is no material litigation, claim or other proceeding pending or, to the knowledge of German American, threatened, before any judicial, administrative or regulatory agency or tribunal against German American or any of its subsidiaries, or to which the property of German American or any of its subsidiaries is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.

         Section 3.08. Absence of Agreements with Banking Authorities. Neither German American nor any of its subsidiaries is subject to any order (other than orders applicable to bank holding companies or banks generally) or is a party to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation the FDIC, the DFI, the OCC and the FRB.

         Section 3.09. Compliance with Law. German American and its subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations, the violation of which would be material.

         Section 3.10. Brokerage. There are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Merger and the Bank Merger payable by German American and its subsidiaries or GAB.

         Section 3.11. Statements True and Correct. To the best of the knowledge of German American, none of the information supplied or to be supplied by German American and its subsidiaries or GAB for inclusion in any documents to be filed with the FRB, the SEC, the OCC, the DFI, the FDIC, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

         Section 3.12. German American's Knowledge. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of German American" or words of similar import, it is understood and agreed that matters within the knowledge of the directors and the executive officers of German American and GAB shall be considered to be within the knowledge of German American.

                                  ARTICLE IV
                      COVENANTS OF HOLLAND AND HOLLAND BANK

         Section 4.01. Conduct of Business.

               (a) From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Holland and Holland Bank shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities, only in the ordinary course of business as heretofore conducted and, by way of amplification and not limitation with respect to such obligation, neither Holland nor Holland Bank will, without the prior written consent of German American:

                    (i) declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except for a semiannual cash dividend that may be declared and paid not earlier than June 30, 2000, in an amount not exceeding the amount specified by Section 4.09; or

                    (ii) issue (or agree to issue)  any common or other  capital stock (except for the issuance of up to 2,250 shares of Holland Common pursuant to the terms of, and upon exercise by the holders of, those stock options held by employees of Holland Bank as of the date of this Agreement) or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

                    (iii) directly or indirectly  redeem,  purchase or otherwise acquire (or agree to redeem, purchase or acquire) (except for shares acquired in satisfaction of a debt previously contracted) any of their own common or any other capital stock; or

                    (iv) effect a split,  reverse  split,  reclassification,  or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or

                    (v) change the Articles of Incorporation or Bylaws of Holland or the Articles of Association or Bylaws of Holland Bank; or

                    (vi) pay or agree to pay,  conditionally  or otherwise,  any bonus, additional compensation (other than ordinary and normal bonuses and salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees or, except as required by law or as contemplated by this Agreement, adopt or make any change in any Employee Plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that Holland and Holland Bank may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned in accordance with the terms of the contracts, arrangements or understandings of Holland or Holland Bank specifically disclosed on the Disclosure Schedule, or

                    (vii) borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

                    (viii) make or commit to make any new loan or issue or commit to issue any new letter of credit or any new or additional discretionary advance under any existing line of credit, or purchase or agree to purchase any interest in a loan participation, in aggregate principal amounts that would cause Holland Bank's credit extensions or commitments to any one borrower (or group of affiliated borrowers) to exceed $250,000; or

                    (ix) other than U.S.  Treasury  obligations or  asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five years or less (except that maturities may extend to seven years on variable-rate securities), purchase or otherwise acquire any investment security for their own accounts, or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

                    (x) increase or decrease  the rate of interest  paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

                    (xi) enter into or amend any material agreement, contract or commitment out of the ordinary course of business; or

                    (xii) except in the ordinary course of business, place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

                    (xiii) except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to Holland or Holland Bank, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or

                    (xiv) sell or otherwise  dispose of any real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to Holland or Holland Bank; or

                    (xv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified person or firm acceptable to German American, which does not indicate the presence of material quantities of pollutants, contaminants or hazardous or toxic waste materials on the property; provided, however, that neither Holland nor Holland Bank shall be required to obtain such a report with respect to single family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated; or

                    (xvi)  commit any act or fail to do any act which will cause
               a  material  breach  of  any  material  agreement,   contract  or
               commitment; or

                    (xvii) violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on its business, financial condition, or earnings; or

                    (xviii)  purchase any real or personal  property or make any other capital expenditure where the amount paid or committed therefor is in excess of $10,000 other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of Holland's or Holland Bank's loans; or

                    (xix) issue  certificate(s)  for shares of Holland Common to any Holland shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), a surety bond from a recognized insurance company in an amount that would indemnify Holland (and its successors) against lost certificate(s) (but in an amount not less than 150% of the estimated per share value of the Merger Consideration under this Agreement) per share of Holland Common, and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s); provided, however, that Holland may waive the surety bond requirement in connection with the issuance of replacement certificates to any shareholder if the number of shares of Holland Common so reissued (together with the number of shares previously reissued since December 31, 1999 to such shareholder and all other shareholders who are affiliated or associated with such shareholder) does not exceed for such shareholder an aggregate of 50 shares; or

                    (xx) hold a  special,  regular  or annual  meeting  (or take action by consent in lieu thereof) of the Board of Directors or the sole shareholder of Holland Bank for the purpose of appointing or electing any new member to the Board of Directors of Holland Bank (whether to fill a vacancy or otherwise) unless such new member is approved in advance in writing by German American.

          (b) Neither Holland nor Holland Bank shall, without the prior written consent of German American, engage in any transaction or take any other action that would render untrue in any material respect any of the representations and warranties of Holland or Holland Bank contained in Article Two hereof if such representations and warranties were given as of the date of such transaction or action.

          (c) Holland shall promptly notify German American in writing of the occurrence of any matter or event known to Holland or Holland Bank that is, or is likely to become, materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of Holland and Holland Bank taken as a whole.

          (d) Neither Holland nor Holland Bank shall (a) directly or indirectly solicit, encourage or facilitate (nor shall they permit any of their respective officers, directors, employees or agents directly or indirectly to solicit, encourage or facilitate), including by way of furnishing information other than the terms of this Agreement, any inquiries or proposals from third parties for a merger, consolidation, share exchange or similar transaction involving Holland or Holland Bank or for the acquisition of the stock or substantially all of the assets or business of Holland or Holland Bank, or (b) subject to the fiduciary duties of the Directors of Holland as advised by counsel in a written opinion, discuss with or enter into conversations with any person concerning any such merger, consolidation, share exchange, acquisition or other transaction. Holland shall promptly notify German American orally (to be confirmed in writing as soon as practicable thereafter) of all of the relevant details concerning any inquiries or proposals that it may receive relating to any such matters, including actions it intends to take with respect to such matters.

         Section 4.02. Subsequent Discovery of Events or Conditions. Holland shall, in the event it obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to German American and GAB under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to Holland) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to German American.

         Section 4.03. Submission to Shareholders. Holland shall cause to be duly called and held, on a date mutually selected by German American and Holland, a special meeting of its shareholders (the "Holland Shareholders' Meeting") for submission of this Agreement and the Holding Company Merger for approval of Holland shareholders as required by the DGCL. In connection with the Holland Shareholders' Meeting, (i) Holland shall cooperate with and assist German American in preparing and filing a Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") with the SEC in accordance with SEC requirements and Holland shall mail it to its shareholders, (ii) Holland shall furnish German American all information concerning itself that German American may reasonably request in connection with such Proxy Statement/Prospectus, and (iii) the Board of Directors of Holland shall (unless in the written opinion of counsel for Holland the fiduciary duties of the Board of Directors prohibit such a recommendation, in which event the individual members of the Board of Directors shall nevertheless remain personally obligated to support the Agreement and the Holding Company Merger pursuant to their personal undertakings on the signature page of this Agreement) unanimously recommend to its shareholders the approval of this Agreement and the Holding Company Merger contemplated hereby and use its reasonable best efforts to obtain such shareholder approval.

         Section 4.04. Consummation of Agreement. Holland shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. Holland shall furnish to German American in a timely manner all information, data and documents in the possession of Holland or Holland Bank requested by German American as may be required to obtain any necessary regulatory or other approvals of the Mergers or to file with the SEC a registration statement on Form S-4 (the "Registration Statement") relating to the shares of German American Common to be issued to the shareholders of Holland pursuant to the Mergers and this Agreement, and shall otherwise cooperate fully with German American to carry out the purpose and intent of this Agreement.

         Section 4.05. Financial Information. German American shall direct its independent accounting firm, at German American's expense, to assist Holland in preparing, to the extent required by SEC rules and regulations, Guide 3 statistical data, selected financial data, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (Items 301, 302, and 303 of SEC Regulation S-K) ("MD&A") concerning Holland in compliance with SEC requirements for inclusion in the Registration Statement, including any required unaudited financial statements and related Guide 3 and MD&A as of and for the appropriate quarterly and year-to-date periods ending during 2000. Holland shall cooperate with German American and its accounting firm in connection with the preparation of all such information, and Holland shall use its best efforts to provide such information, data and MD&A to German American as soon as practicable.

         Section 4.06. Environmental Reports. Except as German American shall otherwise consent with respect to any residential real estate (which consent will not be unreasonably withheld by German American), Holland shall, at German American's expense, cooperate with an environmental consulting firm designated by German American, and reasonably acceptable to Holland, (the "designated environmental consultant") in connection with the conduct by the designated environmental consultant of a phase one environmental investigation on all real property owned or leased (other than in connection with the operation of ATMs located on leased real estate) by Holland or its subsidiaries as of the date of this Agreement, and any real property acquired or leased (other than in connection with the operation of ATMs located on leased real estate) by Holland or its subsidiaries after the date of this Agreement, except as otherwise provided in Section 4.01(a)(xv). If further investigation procedures are required as to any such property by the report of the phase one investigation in German American's reasonable opinion, Holland shall as soon as practicable, at German American's expense, cooperate with the designated environmental consultant for the taking of such further procedures, as reasonably prescribed by German American, and provide a report of the results of such further procedures (the "Phase II report") to German American. Should (a) the costs of taking any such further investigative procedures and obtaining the report of the results thereof, when aggregated with the costs of taking all remedial and corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports and prudent in light of the findings of such report, in the aggregate, exceed the sum of $150,000, as reasonably estimated by the designated environmental consultant retained for such purpose by German American, or (b) the designated environmental consultant advise German American that the costs of taking such actions and measures referred to in clause (a)(ii) above cannot be reasonably estimated with any reasonable degree of certainty, then in either case German American shall have the right pursuant to Section 7.03 hereof, for a period of 10 business days following receipt of the Phase II report, to terminate this Agreement without further obligation to Holland, which shall be German American's sole remedy in such event.

         Section 4.07. Restriction on Resales. Holland shall obtain and deliver to German American, at least thirty (30) days prior to the Closing Date, signed representations, in form reasonably acceptable to German American, of each shareholder who may reasonably be deemed an "affiliate" of Holland as of the date of the Shareholders' Meeting within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "1933 Act"), regarding their prospective compliance with the provisions of such Rule 145. Holland shall also obtain and deliver to German American at least 30 days prior to the Closing Date, the signed agreements of each shareholder who may reasonably be deemed an "affiliate" (as such term is described in the preceding sentence) of Holland as of the date of the Shareholders' Meeting agreeing not to sell any shares of German American Common or otherwise reduce his or her risk relative to such shares, until such time as financial results covering at least thirty (30) days of post-Merger combined operations have been filed by German American with the SEC in a quarterly report on Form 10-Q or in an annual report on Form 10-K.

         Section 4.08. Access to Information.

               (a) Holland shall permit German American reasonable access to its and Holland Bank's properties and shall disclose and make available to German American all books, documents, papers and records relating to its and Holland Bank's assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any regulatory authority, accountants' workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which German American may have an interest in light of the transactions contemplated by this Agreement.

               (b) During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to
          Article VII, Holland will cause one or more of it or Holland Bank's designated representatives to confer on a regular basis with the President of German American, or any other person designated in a written notice given to Holland by German American pursuant to this Agreement, to report the general status of the ongoing operations of Holland and Holland Bank. Holland will promptly notify German American of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Holland or Holland Bank, and will keep German American fully informed of such events.

         Section 4.09. Dividends. Notwithstanding Section 4.01(a) of this Agreement, Holland may (in the absence of any material adverse change in its consolidated financial condition, results of operations, or business) declare on or after June 1, 2000, and thereafter pay a cash dividend to Holland shareholders in an amount not exceeding $.40 per share.

                                    ARTICLE V
                      COVENANTS OF GERMAN AMERICAN AND GAB

         Section 5.01. Regulatory Approvals and Registration Statement.

               (a) German American shall file or cooperate with Holland and Holland Bank in filing all regulatory applications required in order to consummate the Mergers, including all necessary applications for the prior approvals of the FRB under the Bank Holding Company Act, the FDIC under the Bank Merger Act, and the DFI. German American shall keep Holland reasonably informed as to the status of such applications and promptly send or deliver copies of such applications, and of any supplementally filed materials, to counsel for Holland.

               (b) German American shall file with the SEC the Registration Statement relating to the shares of German American Common to be issued to the shareholders of Holland pursuant to this Agreement, and shall use its best efforts to cause it to become effective as soon as practicable. At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the 1933 Act and the published rules and regulations thereunder, and shall (to the best of the knowledge of German American) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. At the time of the mailing thereof to the shareholders and at the time of any Shareholders' Meeting, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall (to the best of the knowledge of German American) not contain any untrue statement of a material fact or omit to state any material fact regarding German American, GAB or the Holding Company Merger necessary to make the statements therein not false or misleading. German American shall promptly and properly prepare and file any other filings required under the Securities Exchange Act of 1934 (the "1934 Act") relating to the Mergers, or otherwise required of it under the 1934 Act prior to the Effective Time.

         Section 5.02. Subsequent Discovery of Events or Conditions. German American shall, in the event it obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to Holland and Holland Bank under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to German American) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in
Article V of this Agreement, give prompt notice thereof to Holland.

         Section 5.03. Consummation of Agreement. German American shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement, and use its best efforts to cause the Closing to occur on Friday, September 29, 2000 and for the Mergers to become effective (with the Bank Merger becoming effective immediately following the effectiveness of the Holding Company Merger) at 12:01 a.m. on Sunday, October 1, 2000, or as soon thereafter as practicable.

         Section 5.04. Directors' and Officers' Indemnification.

               (a) At or before the Effective Time, German American, at the written request of Holland made on or before the Closing Date, shall pay an amount not exceeding the Insurance Amount to the agent for the insurance company that provides that portion of the current director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Holland and Holland Bank or any of their subsidiaries (determined as of the Effective Time) in order to continue for up to two years following the Effective Time such reimbursement coverage (and associated reimbursement coverage for corporate indemnification and expense payments that German American as successor to Holland may make after the Effective Time) with respect to claims that might be made against such directors and officers after the Effective Time but arise from facts or events that allegedly occurred before the Effective Time ("Tail Coverage"). If German American obtains on or before the Closing Date an endorsement to German American's director and officer liability insurance policies that provides each of the present and former officers and directors of Holland and Holland Bank or any of their subsidiaries (determined as of the Effective Time) with the same coverage as is then afforded by German American to its own directors and officers, with full retroactive coverage for claims that might be made against such directors and officers after the Effective Time but arise from facts or events that allegedly occurred before the Effective Time, and German American shall keep all such present and former directors and officers of Holland and Holland Bank insured under German American's director and officer liability insurance policy as in effect from time to time for claims that might be made during the six-year period following the Effective Time, then German American shall have no obligation to pay or reimburse the costs of obtaining Tail Coverage under the existing policy of Holland or Holland Bank and Holland, and Holland Bank shall not purchase such Tail Coverage from the funds of Holland or Holland Bank. German American shall notify Holland not later than two weeks prior to the Closing Date whether German American has obtained an endorsement as described in the preceding sentence and has elected to include the parties referenced in the preceding sentence under its policy for the time periods specified. In the event that German American shall pay for the Tail Coverage, it shall not be obligated to pay premium for Tail Coverage that has greater coverage or amounts, or that contains terms and conditions that are more advantageous, than the coverage currently provided by Holland and Holland Bank, or (if less advantageous) the coverage in the face amount of $3,000,000 that is currently provided by German American to directors and officers of its bank affiliates. In no event shall German American be required to pay under this Section 5.04(a) an annual for Tail Coverage that is more than twice the most recent annual amount spent by Holland and Holland Bank (as so doubled, the "Insurance Amount") for directors' and officers' reimbursement insurance coverage. Although German American shall cooperate by using its commercially reasonable best efforts in connection with Holland's and Holland Bank's attempts to procure such Tail Coverage on or before the Closing Date, German American shall have no independent obligation to procure any such Tail Coverage (other than its obligation to pay the premium therefor when presented with a written request to do so by Holland or Holland Bank on or before the Closing Date in accordance with this Section 5.04(a)) or thereafter maintain in force any such Tail Coverage or otherwise act for any of the insureds under such Tail Coverage.

               (b) If German American or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of German American shall assume the obligations set forth in this Section 5.04.

               (c) For six (6) years after the Effective Time, German American shall (and shall cause the Surviving Bank to) indemnify, defend and hold harmless the present and former officers and directors of Holland and Holland Bank (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions (arising from their present or former status as officers or directors of Holland or Holland Bank) occurring on or prior to the Effective Time to the fullest extent then permitted under the applicable provisions of the IBCL and the IFIA and public policy, and except to the extent that director and officer liability insurance has paid such losses, expenses, claims, damages or liabilities.

               (d) If during the six (6) year period after the Effective Time German American or the Surviving Bank or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
          (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of German American and/or the Surviving Bank shall assume the obligations set forth in this Section 5.04.

         Section 5.05. Preservation of Business. German American shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of German American under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of German American on a consolidated basis; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of German American on a consolidated basis. German American shall promptly notify Holland in writing of the occurrence of any matter or event known to German American or GAB that is, or is likely to become, materially adverse to the businesses, operations, properties, assets or condition (financial or otherwise) of German American and GAB taken as a whole.

         Section 5.06. Securities and Exchange Commission Filings.

               (a) German American will provide Holland with copies of all filings made by German American with the SEC under the 1934 Act and the 1933 Act and the respective rules and regulations of the SEC thereunder as soon as practicable after such filings are made at any time prior to the Effective Time.

               (b) Following the Effective Time, and for so long as any Holland shareholder who may be deemed an "affiliate" of Holland as of the date of the Shareholders' Meeting remains subject to Rule 145 of the 1933 Act in respect of any disposition of the Merger Consideration, German American shall make available adequate current public information about itself as that terminology is used in and as required by Rule 144(c) of the SEC under the 1933 Act.

         Section 5.07. Continuation of Service by Directors; Representation on GAB Board. GAB shall cause the Chairman of the Board of Holland Bank (or another mutually acceptable member of the Board of Holland Bank) to be appointed to the Board of Directors of GAB as of the Effective Time and shall take appropriate action to waive the retirement provision of GAB's Bylaws to allow him to serve as a Director until at least the second annual meeting of GAB following the Effective Time. The other members of the Board of Directors of Holland Bank immediately prior to the Effective Time shall continue for a period of not less than two years after the Effective Time to meet for the purpose of advising the continuing management of Holland Bank's offices concerning transitional matters, with a view to continuing the high level of community service established by Holland Bank prior to the Effective Time; and they shall continue to receive the same compensation which they had received as members of the Board of Directors of Holland, but not greater than the amount of compensation to which members of the GAB Board are entitled during the same period of time.

         Section 5.08. Authorization of Common Stock. At the Effective Time, the shares of German American Common to be exchanged with former shareholders of Holland shall have been duly registered under the 1933 Act and shall have been duly authorized and validly issued by German American and shall be fully paid and non-assessable and subject to no pre-emptive rights.

         Section 5.09. Director Deferred Fee Plan. From and after the Effective Time, German American and GAB will assume the rights and obligations of Holland Bank under its director deferred fee agreements with Marlin R. Gray, MD, Thomas
G. Hoffman, Lynn Kahle, Alan Nass, Philip C. Schneider, James Siebert, and Eugene L. Thewes. Prior to the Effective Time, and without further consent by GAB or German American, Holland Bank may amend such agreements to provide that having the position of advisor to GAB concerning transitional matters will be treated the same as being "a member of the Company's Board of Directors" for purposes of such agreements for a period not to exceed two years. No other revisions may be made to such agreements by Holland or Holland Bank prior to the Effective Time without the express written consent of GAB. GAB shall not amend such agreements subsequent to the Effective Time without the consent of the affiliated director (or former director) or his or her successor, it being intended that interest will continue to be credited under such agreements at an annual rate approximating the average tax equivalent yield on earning assets of the Bank, rounded to the nearest one-fourth of one percent and that benefits will be paid out under such agreements in the form elected by the affiliated director (or former director) on his or her applicable Election Form as referred to in such agreements.

         Section 5.10. Benefit Plan Eligibility and Past Service Credit. Following the Effective Time, the employees of Holland Bank who were employees at will of Holland Bank as of December 24, 1999 and continue to be employees at will through the Effective Time shall continue as employees at will of GAB on substantially the same terms and conditions of employment as other similarly-situated employees at will of GAB. Employees of Holland Bank who become employees of German American or GAB immediately after the Effective Time will receive credit for vesting and eligibility purposes under German American's and GAB's defined contribution retirement and other employee benefit plans, which are generally available to employees of GAB, for their years and, if applicable, months of service with Holland Bank; provided, however, that German American or GAB may, in lieu of providing such employees with benefits under German American's and GAB's defined contribution retirement and other employee benefit plans, elect to continue providing all or any portion of the employee benefits to such employees under the terms and conditions of the current Holland or Holland Bank Plans identified on the Disclosure Schedule pursuant to Section
2.13 of this Agreement. Such employees shall not be subject to any additional waiting periods or pre-existing condition limitations under the medical, dental and health plans of German American or GAB other than those limitations applicable to GAB or Holland employees generally. Such employees will be cashed-out at the Effective Time for all hours of unused personal time off, accrued during 2000 and prior to the Effective Time. Such employees will retain credit for unused vacation time accrued during 2000.

                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE MERGERS

         Section 6.01. Conditions of German American's Obligations. The obligations of German American and GAB to effect the Mergers shall be subject to the satisfaction (or waiver by German American and GAB) prior to or on the Closing Date of the following conditions:

               (a) The representations and warranties made by Holland and Holland Bank in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

               (b) Holland and Holland Bank shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

               (c) No  temporary  restraining  order,  preliminary  or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal.

               (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law or stock market requirements for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired.

               (e) German American shall have received the environmental reports required by Sections 4.06 and 4.01(a)(xv) hereof and shall not have elected, pursuant to Section 4.06 hereof, to terminate and cancel this Agreement.

               (f) German American shall have received all documents required to be received from Holland or Holland Bank on or prior to the Closing Date, all in form and substance reasonably satisfactory to German American.

               (g) German American shall have received a letter, dated as of the Effective Time, from Crowe, Chizek and Company LLP, its independent public accountants, to the effect that the Mergers will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

               (h) The Registration  Statement shall be effective under the 1933
          Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

               (i) German American shall have received from its counsel, Ice Miller Donadio & Ryan Miller Donadio & Ryan, an opinion to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement, (i) the Holding Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of Holland Common upon receipt of the Merger consideration (except for cash received in lieu of fractional shares); (iii) the basis of shares of German American Common received by the shareholders of Holland will be the same as the basis of shares of Holland Common exchanged therefor; and (iv) the holding period of the shares of German American Common received by the shareholders of Holland will include the holding period of the shares of Holland Common exchanged therefor provided such shares were held as capital assets as of the Effective Time.

               (j) The holders of all stock options shall have exercised such options in full or such options shall have been forfeited, canceled, or otherwise terminated to the satisfaction of German American on or before the Effective Time. Holland may make loans to employees to whom stock options are outstanding, to enable them to exercise such options, provided such loans are made on commercially reasonable terms and conditions satisfactory to German American and such loans are disclosed to Holland shareholders in the prospectus/proxy statement.

         Section 6.02. Conditions of Holland's and Holland Bank's Obligations. Holland's and Holland Bank's obligations to effect the Mergers shall be subject to the satisfaction (or waiver by Holland and Holland Bank) prior to or on the Closing Date of the following conditions:

               (a) The representations and warranties made by German American and GAB in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date.

               (b) German American and GAB shall each have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

               (c) No  temporary  restraining  order,  preliminary  or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal.

               (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers, including the requisite approval of the Mergers by the shareholders of Holland, shall have been obtained and all waiting periods required by law shall have expired.

               (e) Holland shall have received all documents required to be received from German American and GAB on or prior to the Closing Date, all in form and substance reasonably satisfactory to Holland.

               (f) The Registration  Statement shall be effective under the 1933
          Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

               (g) Holland shall have received from counsel for German American, Ice Miller Donadio & Ryan Miller Donadio & Ryan, an opinion reasonably satisfactory to Holland to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement,
          (i) the Holding Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of Holland Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares); (iii) the basis of German American Common received by the shareholders of Holland will be the same as the basis of Holland Common exchanged therefor; and (iv) the holding period of the shares of German American Common received by the shareholders of Holland will include the holding period of the shares of Holland Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

               (h) Holland shall have received from Olive Corporate Finance, LLC or another reputable financial advisor a written fairness opinion stating that the terms of the Holding Company Merger are fair to the shareholders of Holland from a financial point of view. Such written fairness opinion shall (i) be in form and substance reasonably satisfactory to Holland, (ii) be dated as of the date not later than the mailing date of the proxy statement - prospectus relating to the Mergers to be mailed to the shareholders of Holland, and (iii) be included as an exhibit to such proxy statement - prospectus.

                                   ARTICLE VII
                           TERMINATION OR ABANDONMENT

         Section 7.01. Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties approved by their respective Boards of Directors at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Mergers by the shareholders of Holland or German American shall have been previously obtained.

         Section 7.02. Breach of Representations, Warranties or Covenants.

               (a) In the event that there is a material breach in any of the representations and warranties or covenants of the parties, which breach is not cured within thirty (30) days after notice to cure such breach is given by the non-breaching party, then the Board of Directors of the non-breaching party, regardless of whether approval by the shareholders of this Agreement and the Mergers shall have been previously obtained, and in addition to any other remedies to which the non-breaching party may be entitled, may terminate and cancel this Agreement effective immediately by providing written notice thereof to the other party hereto.

               (b) In the event that this Agreement is terminated due to the failure of the Holding Company Merger to be approved by the requisite vote of shareholders of Holland or the failure of Holland to cause the Holding Company Merger to be submitted to a vote of shareholders of Holland, following the making by any other person or entity not a party to this Agreement of a proposal to Holland or Holland Bank contemplating a merger, consolidation, plan of stock exchange, sale of all or substantially all assets, or other business combination with Holland or Holland Bank, if, but only if, Holland shall publicly announce within twelve months following a termination described by this clause (b) that Holland has accepted a proposal for a business combination with any third party, then, in lieu of specific performance but in addition to whatever other legal rights or remedies to which German American may be entitled against any third party, Holland shall, upon German American's demand and not later than the second business day after the making of such demand, (i) pay to German

          American a termination fee of $300,000 and (ii) reimburse German American for all its out-of-pocket costs and expenses in connection with the Mergers incurred from and after March 1, 2000 (but not more than $100,0000), including its legal, accounting, environmental and other consulting fees and expenses. If Holland should fail or refuse to pay any amount demanded by German American pursuant to the preceding sentence and German American recovers such disputed amount pursuant to a legal proceeding, Holland shall, in addition thereto, pay to German American all costs, charges, expenses (including without limitation the fees and expenses of counsel) and other amounts expended by German American in connection with or arising out of such legal proceeding. The parties agree that the actual damages and loss that would be caused to German American by reason of any such termination cannot be determined with certainty due to German American's "opportunity cost" in proceeding with the Mergers compared to proceeding with other opportunities that are available to German American and other factors. The parties therefore agree that the amounts payable pursuant to this Section 7.02 represent a reasonable estimate of German American's opportunity cost and other damages and loss that may be awarded as either a termination fee or as liquidated damages to German American if it chooses not to seek specific performance of this Agreement, and that such amounts represent the sole damages from Holland and Holland Bank to which German American would be entitled.

         Section 7.03. Adverse Environmental Reports. German American may terminate this Agreement as provided by Section 4.06 by giving written notice thereof to Holland.

         Section 7.04. Failure of Conditions. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 (a) hereof has lapsed, then the Board of Directors of such party may, regardless of whether approval by its shareholders of this Agreement and the Mergers shall have been previously obtained, terminate and cancel this Agreement on the Closing Date by delivery of written notice thereof to the other party on such date.

         Section 7.05. Termination Upon Adverse Regulatory Determination. In connection with the filings that the German American, Holland and/or Holland Bank may be required to make in connection with the Merger and the Bank Merger with banking, securities, and antitrust regulatory agencies ("Agencies"), each party shall use their best efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause their respective agents and advisors to cooperate and use their best efforts in connection therewith. German American (or its subsidiaries) shall be responsible for making the required Merger filings (except to the limited extent that the applicable law, regulations, or forms specify that Holland (or Holland Bank) is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon. If any required filing is disapproved by any of the Agencies, or any determination is made by any of the Agencies that either of the Mergers cannot be consummated except on terms and conditions that are materially adverse from a financial point of view to German American (an "Adverse Determination"), then German American shall promptly advise Holland of such Adverse Determination and German American's intended course of action with respect thereto. In the event that German American in its sole discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, Holland and Holland Bank (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (a) German American in its sole discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole discretion at any time after seeking such an appeal or review to discontinue that effort, or (b) German American seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse ("Relief Determination"), then either German American or Holland may terminate this Agreement without obligation to the other on account of the Adverse Determination.

         Section 7.06. Shareholder Approval Denial. If this Agreement and consummation of the Holding Company Merger is not approved by the shareholders of Holland, then either party may terminate this Agreement by giving written notice thereof to the other party, subject to Section 7.02(b).

         Section 7.07. Regulatory Enforcement Matters. In the event that Holland or Holland Bank, on the one hand, or German American or GAB, on the other hand, should become a party or subject to any memorandum of understanding, cease and desist order, or civil money penalties imposed by any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of this Agreement, then the party that is not (and whose affiliate is not) subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.

         Section 7.08. Lapse of Time. If the Closing Date does not occur on or prior to December 31, 2000, then this Agreement may be terminated by the Board of Directors of either Holland or German American by giving written notice thereof to the other party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         Section 8.01. Liabilities. In the event that this Agreement is terminated or the Mergers are abandoned pursuant to the provisions of Article Seven hereof, no party and no officer, director or employee of any party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise except to the extent specifically set forth in
Section 7.02(b).

         Section 8.02. Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, or (b) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid, or (c) upon actual receipt if transmitted during business hours by facsimile (but only if receipt of a legible copy of such transmission is confirmed by the recipient); addressed (in any case) as follows:

               (a) If to German American:

                   German American Bancorp
                   711 Main Street
                   Box 810
                   Jasper, Indiana 47546
                   Attn: Mark A. Schroeder, President

                   with a copy to:

                   Ice Miller Donadio & Ryan Miller Donadio & Ryan One American Square
                   Box 82001
                   Indianapolis, Indiana 46282-0002
                   Attn: Mark B. Barnes

                   and

               (b) If to Holland or Holland Bank:

                   Holland Bancorp, Inc.
                   P.O. Box 8
                   Holland, Indiana  47541
                   Attn: Gene Thewes, President

                   with a copy to:

                   Bose McKinney & Evans LLP
                   135 North Meridian Street
                   Suite 2700
                   Indianapolis, Indiana 46204
                   Attn: David A. Butcher

or to such other address as any party may from time to time designate by notice to the other.

         Section 8.03. Non-survival of Representations and Agreements. No representation, warranty or covenant contained in this Agreement shall survive (and no claims for the breach or nonperformance thereof may be brought after) the Effective Time except the covenants of German American in Sections 5.04, 5.06(b), 5.07, 5.08, 5.09 and 5.10, which shall survive the Effective Time. No representation, warranty or covenant contained in this Agreement shall survive (and no claims for the breach or nonperformance thereof may be brought after) the termination of this Agreement pursuant to Article Seven hereof. The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.

         Section 8.04. Entire Agreement. Except for that certain confidentiality agreement previously executed among the parties hereto, this Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

         Section 8.05. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         Section 8.06. Waiver, Amendment or Modification. The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

         Section 8.07. Rules of Construction. Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

         Section 8.08. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

         Section 8.09. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Except for Sections 5.04, 5.06(b), 5.07, 5.08, 5.09 and 5.10 of this Agreement (which are intended to be for the specific benefit of present and former officers and directors and their respective spouses and beneficiaries with respect to certain specified contracts, arrangements and understandings, to the extent contemplated thereby, and may accordingly be enforced by such persons), there shall be no third party beneficiaries hereof. Without limitation of the generality of the foregoing, Holland and Holland Bank expressly acknowledge and agree that the terms and provisions of Sections 1.04(b) and of Section 5.10 are intended only to memorialize certain assumptions and understandings that exist between the parties regarding German American's good faith intent with respect to certain matters relating to post-closing business relationships with the public at large and with employees of Holland and Holland Bank in general, and are not intended to benefit any particular person associated with Holland or Holland Bank (including without limitation any particular customer, employee, officer, director or agent, or group or class of such persons), and that none of such persons shall have any private right of action with respect to any alleged breach by German American at or after the Effective Time of the provisions of Sections 1.04(a) or 5.10.

         Section 8.10. Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written, with the approval of their respective Boards of Directors.

                                   GERMAN AMERICAN BANCORP


                                   By:   /s/ George W. Astrike
                                      ------------------------------------------
                                      George W.  Astrike
                                      Chairman of the Board

                                   and

                                   By:   /s/ Mark A. Schroeder
                                      ------------------------------------------
                                      Mark A. Schroeder
                                      President and Chief Executive Officer


                                   THE GERMAN AMERICAN BANK


                                   By:   /s/ Kenneth L. Sendelweck
                                      ------------------------------------------
                                      Kenneth L. Sendelweck
                                      President and Chief Executive Officer


                                   HOLLAND BANCORP, INC.


                                   By:    /s/ Jerome W. Blesch
                                      ------------------------------------------
                                      Jerome W. Blesch
                                      Chairman of the Board

                                      and


                                   By:   /s/ Eugene Thewes
                                      ------------------------------------------
                                      Eugene Thewes
                                      President and Chief Executive Officer

                                   THE HOLLAND NATIONAL BANK


                                   By:   /s/ Eugene Thewes
                                      ------------------------------------------
                                      Eugene Thewes
                                      President and Chief Executive Officer



APPROVED BY THE MEMBERS OF THE BOARD OF DIRECTORS OF HOLLAND BANCORP, INC.:

The undersigned Directors of Holland Bancorp, Inc., hereby (a) evidence their approval of this Agreement and the Mergers contemplated thereby, and (b) agree to vote their shares of Holland Common that are registered in their personal names (and agree to use their best efforts to cause all additional shares of Holland Common over which they have voting influence or control to be voted) in favor of the Holding Company Merger at the Holland Shareholders' Meeting, all as of the date and year first above written.


  /s/ Marlin Gray, M.D.                 /s/ Alan Nass
-----------------------------------   ------------------------------------------
Marlin Gray, M.D.                     Alan Nass


  /s/ James Siebert                     /s/ Lloyd Prusz
-----------------------------------   ------------------------------------------
James Siebert                         Lloyd Prusz


  /s/ Lynn Kahle                        /s/ Philip Schneider
-----------------------------------   ------------------------------------------
Lynn Kahle                            Philip Schneider


  /s/ Ray Lindsey                       /s/ Eugene Thewes
-----------------------------------   ------------------------------------------
Ray Lindsey                           Eugene Thewes


  /s/ Jerome Blesch
-----------------------------------
Jerome Blesch

                                   APPENDIX A

                                 PLAN OF MERGER

                                       of

                              HOLLAND BANCORP, INC.

                                      into

                             GERMAN AMERICAN BANCORP

1.   The names of each corporation planning to merge are:

          German American Bancorp, an Indiana corporation (the "Surviving Corporation")

          Holland   Bancorp,   Inc.,  a  Delaware   corporation   (the  "Merging
          Corporation")

2. The corporation surviving the merger is German American Bancorp, the name of which is not changed pursuant to this Plan of Merger.

3. Under the terms of the merger as set forth in the Agreement and Plan of Merger dated as of June 27, 2000 (the "Merger Agreement"), each of the outstanding common shares of the Merging Corporation shall be converted into 3.5 Common Shares of the Surviving Corporation at the effective time of the Merger and the separate corporate existence of the Merging Corporation shall cease.

4. The Articles of Incorporation and the Bylaws of the Surviving Corporation (each as amended immediately prior to the effective time of the merger) shall not change as a result of the merger.

                                   APPENDIX B

                        AGREEMENT AND PLAN OF BANK MERGER

                                     between

                            THE GERMAN AMERICAN BANK

                                       and

                            THE HOLLAND NATIONAL BANK

THIS AGREEMENT AND PLAN OF BANK MERGER (this "Agreement"), made between THE GERMAN AMERICAN BANK (hereinafter referred to as "GAB"), a banking corporation organized under the laws of the State of Indiana, being located at 711 Main Street, Jasper, County of Dubois, in the State of Indiana, and THE HOLLAND NATIONAL BANK (hereinafter referred to as "Holland Bank"), a banking association organized under the laws of the United States, being located at 405 N. Meridian, Holland, County of Dubois, in the State of Indiana, each acting pursuant to a resolution of its board of directors adopted by the vote of at least a majority of its directors, witnesses as follows:


SECTION 1.

Holland Bank shall be merged with and into GAB under the charter of the latter (the "Merger"), subject to and effective in accordance with the terms and conditions of this Agreement. The Articles of Incorporation and Bylaws of GAB, as in effect immediately prior to the effective time of the Merger, shall continue, unchanged, as the Articles of Incorporation and Bylaws of the surviving bank from and after the effective time of the Merger.


SECTION 2.

The name of the surviving bank shall be "The German American Bank."


SECTION 3.

The business of the surviving bank shall be that business that is authorized to be conducted by a banking corporation organized under the laws of the State of Indiana. The business of banking of the surviving bank shall be conducted by the surviving bank at its main office which shall be located at 711 Main Street, Jasper, Indiana, and at its legally-established branches.


SECTION 4.

The Merger shall have all of the effects provided by the Indiana Financial Institutions Act. All assets of Holland Bank as they exist at the effective time of the Merger shall pass to and vest in the surviving bank without any conveyance or other transfer. The surviving bank shall be responsible for all of the liabilities of every kind and description of Holland Bank existing as of the effective time of the Merger.

SECTION 5.

At the effective time of the Merger, the shares of capital stock of GAB that were issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding, and the shares of capital stock of Holland Bank that were issued and outstanding immediately prior to the Merger shall be canceled.


SECTION 6.

The members of the board of directors of GAB immediately prior to the effective time of the Merger shall continue to serve as members of the Board of Directors of the surviving bank at and after the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified. In addition, as of the effective time of the Merger, Jerome W. Blesch (or another member of the Holland Bank Board of Directors designated by the Board of Directors of Holland Bank prior to the effective time and acceptable to GAB) shall become a member of the Board of Directors of GAB, to serve until the next annual meeting or until such time as his successor has been elected and has qualified. GAB waives any mandatory retirement provision in its Bylaws that would otherwise prevent Jerome W. Blesch from continuing to serve as a member of the Board of Directors of GAB through a period ending not later than the second annual meeting of the sole shareholder of GAB following the effective time of the Merger.

SECTION 7.

This Agreement may be terminated by the mutual consent of the boards of directors of GAB and Holland Bank at any time prior to the effective time of the Merger. Notwithstanding the foregoing, in the event that that certain Agreement and Plan of Reorganization dated June 27, 2000, by and among German American Bancorp, Holland Bancorp, Inc., GAB and Holland Bank ("Master Agreement") is terminated without the transactions contemplated thereby being consummated as provided therein, then this Agreement shall also be terminated and shall be of no further force and effect.


SECTION 8.

This Agreement shall be approved by the sole shareholder of each of the merging banks as required by law; and, subject to Section 9 of this Agreement, the Merger shall become effective at the time specified in the Articles of Merger that will be filed with respect to the Merger with the Department of Financial Institutions of the State of Indiana and the Secretary of State of the State of Indiana.

SECTION 9.

Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Agreement are subject to and expressly conditioned upon the consummation of the merger of German American Bancorp and Holland Bancorp, Inc., as described in the Master Agreement.

WITNESS, the signatures of said merging banks this ____ day of June, 2000, each set by its President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority of its members, and the signatures of at least a majority of the members of each bank's board of directors.

                                     THE GERMAN AMERICAN BANK
Attest:

                                     By:___________________________
______________________                  Kenneth L. Sendelweck
Secretary                               President and Chief Executive Officer

_______________________________         ___________________________________
George W. Astrike                       Mark A. Schroeder

_______________________________         ___________________________________
David G. Buehler                        Kenneth L. Sendelweck

_______________________________         ___________________________________
William R. Hoffman                      Larry J. Seger

_______________________________         ___________________________________
Gene C. Mehne                           Joseph F. Steurer

_______________________________
Robert L. Ruckriegel

                      DIRECTORS OF THE GERMAN AMERICAN BANK

                                     THE HOLLAND NATIONAL BANK
Attest:

                                     By:___________________________
______________________                  Eugene Thewes
Secretary                               President and Chief Executive Officer

_______________________________         ___________________________________
Marlin Gray, M.D.                       Alan Nass

_______________________________         ___________________________________
James Siebert                           Lloyd Prusz

_______________________________         ___________________________________
Lynn Kahle                              Philip Schneider

_______________________________         ___________________________________
Ray Lindsey                             Eugene Thewes

_______________________________
Jerome Blesch


                     DIRECTORS OF THE HOLLAND NATIONAL BANK

[EXHIBITS INTENTIONALLY OMITTED]

                                   APPENDIX B

               Section 262 of the Delaware General Corporation Law

APPRAISAL RIGHTS.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to the effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and case in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d)    Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporations, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charge pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distribution payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulted corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. `98, eff. 7-1-98).

                                   APPENDIX C


Board of Directors
Holland Bancorp, Inc.
                , 2000
----------------



Board of Directors
Holland Bancorp, Inc.
PO Box 8
Holland, IN 47541

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Holland Bancorp, Inc. ("Holland") of the merger ("Merger") of Holland Bancorp, Inc. with German American Bancorp ("German American"), as set forth in the Agreement and Plan of Reorganization ("Agreement") between Holland and German American dated June 27, 2000.

The terms of the Agreement provide, among other things, that subject to the Merger receiving approvals from the shareholders of Holland and from the Federal Deposit Insurance Corporation; the Registration Statement being ordered effective by the Securities and Exchange Commission relating to the shares of German American common stock to be issued to the shareholders of Holland pursuant to the Agreement; and subject to the satisfaction of certain other conditions, each of the 270,794 shares of Holland common stock shall be converted into 3.5 shares of German American Bancorp common stock having a total value of $________, or $_____ per Holland common share, subject, however, to provisions set forth in the Agreement.

In connection with our opinion, we have, among other things:

     (i)      Reviewed  the  Agreement,  the  Proxy  Statement  relating  to the
              Special Meeting of Shareholders of Holland to be held in connection with the merger; and the Registration Statement on Form S-4 relating to this transaction;

     (ii)     Reviewed  certain  publicly   available   business  and  financial
              information relating to German American that we deemed to be relevant;

     (iii) Reviewed Holland's Annual Reports to Shareholders for each of the five years ended December 31, 1995 through December 31, 1999; audited financial statements for the years ended December 31, 1995 through December 31, 1999, year to date information through March 31, 2000; Consolidated Reports of Condition and Income filed with the Federal Deposit Insurance Corporation dated December 31, 1999 and March 31, 2000, Uniform Bank Performance Report Bank dated March 31, 2000; various internal financial reports regarding the operations and the financial condition; and certain communications in the form of press releases from Holland Bancorp to its shareholders. Olive also reviewed statistical performance data regarding the loan portfolio, securities portfolio, and other financial holdings of Holland Bancorp. In review of the aforementioned information, Olive took into account its assessment of general market and financial conditions, its experience in other transactions, and its knowledge of the general banking industry;

     (iv) Reviewed German American's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the three years ended December 31, 1997, 1998 and 1999; Quarterly Report on Form 10-Q for the period ended March 31, 2000; the most recent Uniform Bank Performance Report dated March 31, 2000; Consolidated Reports of Condition and Income filed with the Federal Deposit Insurance Corporation dated December 31, 1999 and March 31, 2000; various internal financial reports regarding the operations and the financial condition; each of the filings on Form 8-K during the year ended December 31, 1999 and through June 20, 2000; and certain communications in the form of press releases from German American to its shareholders. Olive also reviewed investment security holdings, pending litigation provided by management, the analysis and calculation of the Allowance for Loan and Lease Losses as of March 31, 2000, and internally identified special assets and related reports;

     (v) Participated in discussions with members of the senior management of Holland and German American regarding past and current business operations, financial condition and future prospects of the company;

     (vi)     Compared the financial performance, prices and trading activity of
              German   American   with   that  of   certain   other   comparable
              publicly-traded companies and their securities;

     (vii) Reviewed the historical market prices, trading activity and yields of the common stock of German American for recent years;

     (viii) Reviewed the financial terms, to the extent publicly available, of certain recent business combinations of U. S. and Midwest banks; and

     (ix) Performed such other analyses and considered such other factors as we have deemed appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all financial and other information provided to us without independent verification. We have not made any independent valuation or appraisal of the assets or reserves against future liabilities or losses of Holland or German American. We have also taken into account our assessment of general economic, market, and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally.

Olive, as part of its investment banking business, is engaged in the valuation of banks and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. Olive is a Member of the NASD and SIPC.

Olive has never acted as a market maker for the common stock of Holland or German American. Except for this engagement, Holland has not had any material or compensable relationship with Olive or its affiliates during the past two years. Neither Olive nor any of its affiliates has a material financial interest in Holland or German American.

Based upon and subject to the foregoing and such other matters we considered relevant, it is our opinion that as of the date hereof, the terms and consideration of the Merger are fair to Holland's shareholders from a financial point of view.

Sincerely,



OLIVE CORPORATE FINANCE LLC

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 20.          Indemnification of Directors And Officers

         Under the Indiana Business Corporation Law and Article IV of the Registrant's Bylaws, the Registrant's officers, directors, and employees are entitled to indemnification against all liability and expense with respect to any civil or criminal claim, action, suit or proceeding in which they are wholly successful. If they are not wholly successful and even if they are adjudged liable or guilty, they are entitled to indemnification if it is determined, with respect to a civil action, by disinterested directors, a special legal counsel, or a majority vote of the shares of the Registrant's voting stock held by disinterested shareholders, that they acted in good faith in what they reasonably believed to be the best interests of the Registrant. With respect to any criminal action, it must also be determined that they had no reasonable cause to believe their conduct unlawful.

         Under the Indiana Business Corporation Law, a director of the Registrant cannot be held liable for actions that do not constitute wilful misconduct or recklessness. In addition, the Articles of Incorporation of the Registrant provide that directors of the Registrant shall be immune from personal liability for any action taken as a Director, or any failure to take any action, to the fullest extent permitted by the applicable provisions of the Indiana Business Corporation Law from time to time in effect and by general principles of corporate law. In addition, a director of the Registrant against whom a shareholders' derivative suit has been filed cannot be held liable if a committee of disinterested directors of the Registrant, after a good faith investigation, determines either that the shareholder has no right or remedy or that pursuit of that right or remedy will not serve the best interests of the Registrant.

         At present, there are no claims, actions, suits or proceedings pending where indemnification would be required under the above, and the Registrant does not know of any threatened claims, actions, suits or proceedings which may result in a request for such indemnification.

         In addition, officers and directors of the Registrant are entitled to indemnification under an insurance policy of the Registrant for expenditures incurred by them in connection with certain acts in their capacities as such, and providing reimbursement to the Registrant for expenditures in indemnifying such directors and officers for such acts. The maximum aggregate coverage for the Registrant and insured individuals is $3,000,000 for claims made during each policy year, with the policies subject to self-retention and deductible provisions.

         Item 21.          Exhibits

         The list of exhibits is incorporated herein by reference to the Index to Exhibits on page E-I of this registration statement.

         Item 22.          Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4,10(b), 11, 13 or 18 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant further hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jasper, State of Indiana, on July 18, 2000.


                                        GERMAN AMERICAN BANCORP




                                        By:    /s/  Mark A. Schroeder
                                             -----------------------------------
                                             Mark A. Schroeder, President and
                                             Chief Executive Officer


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of German American Bancorp, hereby severally and individually constitute and appoint Mark A. Schroeder and Kenneth L. Sendelweck and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, said attorneys and agents to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents to any and all such amendment and instruments.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on July 18, 2000, by the following persons in the capacities and on the dates indicated.



                                      /s/ Mark A. Schroeder
                                    --------------------------------------------
                                    Mark A. Schroeder, President and Director
                                    (Chief Executive Officer)


                                      /s/ George W. Astrike
                                   --------------------------------------------
                                    George W. Astrike, Director

                                      /s/ David G. Buehler
                                   --------------------------------------------
                                    David G. Buehler, Director



                                    --------------------------------------------
                                    David B. Graham, Director


                                     /s/ William R. Hoffman
                                    --------------------------------------------
                                    William R. Hoffman, Director


                                     /s/ Michael B. Lett
                                    --------------------------------------------
                                    Michael B. Lett, Director



                                    --------------------------------------------
                                    C. James McCormick, Director


                                     /s/ Gene C. Mehne
                                    --------------------------------------------
                                    Gene C. Mehne, Director


                                     /s/ Robert L. Ruckriegel
                                    --------------------------------------------
                                    Robert L. Ruckriegel, Director


                                     /s/ Larry J. Seger
                                    --------------------------------------------
                                    Larry J. Seger, Director


                                    --------------------------------------------
                                    Joseph F. Steurer, Director

                                     /s/ C.L. Thompson
                                    --------------------------------------------
                                    C.L. Thompson, Director



                                    --------------------------------------------
                                    Michael J. Voyles, Director


                                     /s/ Richard E. Trent
                                    --------------------------------------------
                                    Richard E. Trent, Senior Vice President
                                    (Chief Financial Officer and
                                     Principal Accounting Officer)

                             GERMAN AMERICAN BANCORP
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-4

                                INDEX TO EXHIBITS

  Exhibit
   Number                            Description
   ------                            -----------

   2.1 Agreement and Plan of Reorganization dated June 27, 2000 among the Registrant, Holland Bancorp, Inc., The Holland National Bank, and the German American Bank, is incorporated by reference from Appendix A to the prospectus/proxy statement filed as Part I of this Registration Statement.

   3.1    Restatement  of  Articles  of   Incorporation  of  the  Registrant  is
          incorporated by reference to Exhibit 3.01 to Registrant's Current Report on Form 8-K filed May 5, 2000.

   3.2    Restated Bylaws of the Registrant, as amended April 27, 2000

   4.1    Rights  Agreement dated April 27, 2000 is incorporated by reference to
          Exhibit 4.01 to Registrant's Current Report on Form 8-K filed May 5, 2000.

   4.2 No long-term debt instrument issued by the Registrant exceeds 10% of consolidated total assets. In accordance with paragraph 4 (iii) of
          Item 601(b) of Regulation S-K, the Registrant will furnish the Securities and Exchange Commission upon request copes of long-term debt instruments and related agreements.

   4.3 Terms of Common Shares and Preferred Shares of German American Bancorp found in Restatement of Articles of Incorporation are incorporated by reference to Exhibit 3.01 to Registrant's Current Report on Form 8-K filed May 5, 2000.

   5 Opinion of Ice Miller Donadio & Ryan as to the legality of the shares being registered, including consent

   8 Opinion of Ice Miller Donadio & Ryan regarding federal income tax consequences of the merger, including consent.

   10.1 The Registrant's 1992 Stock Option Plan, as amended, is incorporated by reference from Exhibit 10.1 to the Registrant's Registration
          Statement  on  Form  S-4  filed   October  14,  1998.

   10.2 Schedule identifying material terms of Incentive Stock Options (including replacement options) granted to the Registrant's executive officers under the Registrant's 1992 Stock Option Plan, is incorporated by reference form Exhibit 10.2 to Registrant's annual report on Form 10-K for the year ended December 31, 1999.

   10.3 Executive Deferred Compensation Agreement dated December 1, 1992, between The German American Bank and George W. Astrike, is incorporated herein by reference from Exhibit 10.3 to the Registrant's Registration Statement on Form S-4 filed January 21, 1993.

   10.4 Director Deferred Compensation Agreement between The German American Bank and certain of its Directors, is incorporated herein by reference from Exhibit 10.4 to the Registrant's Registration Statement on Form S-4 filed January 21, 1993 (The Agreement entered into by George W. Astrike, a copy of which was filed as Exhibit 10.4 to the Registrant's Registration Statement on Form S-4 filed January 21, 1993, is substantially identical to the Agreements entered into by the other Directors.) The schedule following Exhibit 10.4 lists the Agreements with the other Directors and sets forth the material detail in which such Agreements differ from the Agreement filed as Exhibit 10.4.

   10.5 Stock Option Agreement between the Registrant and George W. Astrike dated September 2, 1998 is incorporated by reference or from Exhibit
          10.9 to the Registrant's Registration Statement on Form S-4 filed October 14, 1998.

   10.6 Non-Qualified Index Executive Supplemental Agreement dated September 1, 1998 between the Registrant and George W. Astrike is incorporated by reference from Exhibit 10.10 to the Registrant's 1998 Form 10-K filed March 26, 1999.

   10.7 Split Dollar Life Insurance Plan Agreement dated November 5, 1998 between the Registrant and George W. Astrike is incorporated by reference from Exhibit 10.11 to the Registrant's 1998 Form 10-K filed March 26, 1999.

   10.8 Consulting Agreement dated August 21, 1998 between the Registrant and George W. Astrike is incorporated by reference from Exhibit 10.8 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

   10.9 Agreement and Plan of Reorganization between the Registrant and 1ST BANCORP dated August 6, 1998, is incorporated by reference from
          Exhibit 2 to the Registrant's Registration Statement on Form S-4 filed October 14, 1998.

   21     Subsidiaries of the Registrant.  The listing of subsidiaries  filed as
          Exhibit 21 to the Registrant's annual report on Form 10-K for the year ended December 31, 1999 is incorporated herein by reference.

   23.1   Consent of Crowe, Chizek and Company LLP

   23.2   Consent of Ice Miller Donadio & Ryan (included in Exhibits 5 and 8)

   23.3   Consent of Olive Corporate Finance LLC

   23.4   Consent of Gaither, Rutherford & Co., LLP

   23.5   Consent of KPMG LLP

   24     Power of Attorney (included on the signature page)

   99     Form of Holland Bancorp, Inc. Proxy